Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

ONEBEACON INSURANCE GROUP, LTD.,

INTACT FINANCIAL CORPORATION,

INTACT BERMUDA HOLDINGS LTD.,

and

INTACT ACQUISITION CO. LTD.

Dated as of May 2, 2017

TABLE OF CONTENTS

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ii

Exhibit A	Form of Statutory Merger Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Investment Management Agreement

iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 2, 2017, among OneBeacon Insurance Group, Ltd., a Bermuda exempted limited liability company (the “Company”), Intact Financial Corporation, a Canadian corporation (“Parent”), Intact Bermuda Holdings Ltd., a Bermuda exempted limited liability company and a wholly owned Subsidiary of Parent (“Holdco”), and Intact Acquisition Co. Ltd., a Bermuda exempted limited liability company and a direct wholly owned Subsidiary of Holdco (“Merger Sub”).

WHEREAS the Board of Directors of each of the Company (the “Company Board”), Parent (the “Parent Board”), Holdco (the “Holdco Board”)  and Merger Sub (the “Merger Sub Board”) (i) have unanimously approved the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein and in the Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger (the “Merger”), so that immediately following the Merger, the Company will be an indirect, wholly owned Subsidiary of Parent, (ii) have determined that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of and fair to the Company, Parent, Holdco or Merger Sub, as applicable and (iii) have declared the advisability of this Agreement, the Statutory Merger Agreement and the Merger;

WHEREAS the Company Board has unanimously recommended the approval of the Merger, the Statutory Merger Agreement and this Agreement by the holders of Company Shares;

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent, Holdco and Merger Sub to enter into this Agreement, Parent and certain holders of Company Shares (such shareholders, together with their Affiliates, the “Existing Shareholder Group”) are entering into an agreement (the “Voting Agreement”), pursuant to which such shareholders have agreed, subject to the terms and conditions set forth in the Voting Agreement, to vote or cause to be voted any Company Shares beneficially owned by them in favor of adopting this Agreement and any other actions contemplated hereby in respect of which approval of holders of Company Shares is requested; and

WHEREAS the Company, Parent, Holdco and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01           Merger.  On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”).

Section 1.02           Merger Effective Time.  On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Holdco and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application.  The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger.  The Company, Parent, Holdco and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger shall be 10:00 a.m., Bermuda time (or such other time mutually agreed upon by the Company and Parent) on the Closing Date (such time, the “Effective Time”).

Section 1.03           Effects of Merger.  From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

Section 1.04           Memorandum of Association and Bye-Laws of the Surviving Company.  At the Effective Time, the memorandum of association and bye-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the memorandum of association and bye-laws of the Surviving Company until thereafter changed or amended as provided therein or pursuant to applicable Law (in each case, subject to Section 5.08 hereof).

Section 1.05           Board of Directors and Officers of Surviving Company.  The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.06           Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Conyers Dill & Pearman Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda at 10:00 a.m., Bermuda time, on a date to be specified by the Company and Parent, which date shall be as soon as reasonably practicable (but in any event no later than the fifth business day) following the satisfaction or (to the extent permitted herein and by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted herein and by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

ARTICLE II

EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES; PAYMENT OF CONSIDERATION

Section 2.01           Effect of Merger on the Share Capital of Merger Sub and the Company.  At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Holdco, Merger Sub or any holder of any Class A common shares, par value $0.01 per share, of the Company (“Class A Shares”) or Class B common shares, par value $0.01 per share, of the Company (“Class B Shares” and, together with Class A Shares, “Company Shares”) or any shares, par value $1.00 per share, of Merger Sub (“Merger Sub Shares”):

(a)            Cancelation of Share Capital of Merger Sub.  All Merger Sub Shares issued and outstanding immediately prior to the Effective Time and owned by Holdco immediately prior to the Effective Time shall automatically be canceled in consideration, together with the Merger Consideration paid by a Subsidiary of Parent incorporated under the laws of Bermuda pursuant to Section 2.01(c), for the Company Shares transferred to Holdco pursuant to Section 2.01(c) and shall cease to exist and be outstanding.

(b)            Cancelation of Shares Held by Merger Sub.  All Company Shares that are owned by Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and be outstanding and no consideration shall be delivered in exchange therefor.

(c)            Transfer of Company Shares.  Subject to Sections 2.01(b) and 2.05, each Company Share that is issued and outstanding immediately prior to the Effective Time, other than any Company Share that is subject to any Company Award, shall automatically as a result of the Merger be transferred by the holders thereof to Holdco in exchange for the right to receive an amount in cash equal to $18.10, without interest (the “Merger Consideration”).  Subject to Section 2.05, as of the Effective Time, each holder of a certificate that immediately prior to the Effective Time evidenced any Company Shares (each, a “Certificate”) or uncertificated Company Shares represented by book-entry immediately prior to the Effective Time (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Company Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 2.02(b) or Section 2.02(e), and the right to receive dividends and other distributions in accordance with this Article II, in each case without interest.

Section 2.02           Exchange Fund.

(a)            Paying Agent.  Not less than three (3) business days prior to the anticipated Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate Merger Consideration payable to holders of Class A Shares in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent prior to the Closing Date in a form reasonably acceptable to the Company.  Prior to the Effective Time, Parent shall (i) ensure that one of its Subsidiaries incorporated in Bermuda has an amount in cash sufficient to pay the aggregate Merger Consideration payable to holders of Class A Shares and (ii) cause such Subsidiary to deposit such amount in cash with the Paying Agent (such cash, and the cash referred to in the immediately following sentence, being hereinafter referred to as the “Exchange Fund”).  From time to time as necessary, Parent shall ensure that one of its Subsidiaries incorporated in Bermuda shall have sufficient funds to, and cause such Subsidiary to, promptly deposit with the Paying Agent additional cash sufficient to pay any dividends and other distributions payable to holders of Class A Shares pursuant to Section 2.02(g).  Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion.  Any and all interest earned on the Exchange Fund shall be paid by the Paying Agent to Parent.  Parent shall ensure that one of its Subsidiaries incorporated in Bermuda shall have sufficient funds to, and cause such Subsidiary to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments to former holders of Class A Shares of the Merger Consideration and any dividends and other distributions payable pursuant to Section 2.02(g).  No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former holder of Class A Shares to receive the Merger Consideration or any dividends or other distributions payable pursuant to Section 2.02(g) pertaining thereto as provided herein.  The Exchange Fund shall not be used for any purpose other than the payment to holders of Class A Shares of the Merger Consideration and of any dividends and other distributions payable pursuant to Section 2.02(g).

(b)            Letter of Transmittal; Exchange of Class A Shares.  As soon as practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), the Surviving Company or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time evidenced any Class A Shares (“Class A Certificates”) a form of letter of transmittal (which shall be in such form and have such other customary provisions as the Surviving Company may specify, subject to the Company’s reasonable approval (to be obtained prior to the Effective Time)), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Class A Certificates may receive the Merger Consideration and any dividends or other distributions to which they are entitled pursuant to this Article II.  Holders of Class A Book-Entry Shares shall not be required to deliver a Class A Certificate but shall, if required by the Paying Agent, be required to deliver an executed letter of transmittal to the Paying Agent in order to receive the Merger Consideration such holder is entitled to pursuant to this Article II.  Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Class A Certificates, and, except as contemplated by the previous sentence, without any action by any holder of record of Book-Entry Shares that immediately prior to the Effective Time represented any Class A Shares (“Class A Book-Entry Shares”), the Paying Agent shall deliver to such holder (other than any holder of Class A Shares representing Dissenting Shares), (A) in the case of Class A Book-Entry Shares, a notice of the effectiveness of the Merger and (B) cash in an amount (subject to Section 2.02(h)) equal to the number of Class A Shares represented by such Class A Certificate or Class A Book-Entry Shares immediately prior to the Effective Time multiplied by the Merger Consideration, and such Class A Certificates or Class A Book-Entry Shares shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Class A Certificate surrendered is registered, it shall be a condition of payment that (x) the Class A Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have established to the reasonable satisfaction of the Surviving Company that any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder either has been paid or is not applicable.  Until satisfaction of the applicable procedures contemplated by this Section 2.02 and subject to Section 2.05, each Class A Certificate or Class A Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions pertaining to Class A Shares formerly represented by such Class A Certificate or Class A Book-Entry Share as contemplated by Section 2.02(g).  No interest shall be paid or shall accrue on the cash payable with respect to Class A Shares pursuant to this Article II.

(c)            Lost, Stolen or Destroyed Class A Certificates.  If any Class A Certificate (other than Class A Certificates representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Class A Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Class A Certificate, the Surviving Company shall cause the Paying Agent to pay, in exchange for such lost, stolen or destroyed Class A Certificate, the applicable Merger Consideration and any dividends or other distributions to be paid in respect of Class A Shares formerly represented by such Class A Certificate as contemplated by this Article II.

(d)            Termination of Exchange Fund.  At any time following the one hundred and eightieth (180th) day after the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that had been delivered to the Paying Agent and which has not been disbursed to former holders of Class A Shares, and thereafter such former holders shall be entitled to look only to Parent and the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claims of the Merger Consideration and any dividends or other distributions pertaining to their former Class A Shares that such former holders have the right to receive pursuant to the provisions of this Article II.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e)            Exchange of Class B Shares.  As soon as practicable after the Effective Time, each holder of record of a Certificate that immediately prior to the Effective Time evidenced any Class B Shares (“Class B Certificates”) shall surrender the Class B Certificates held by such holder to the Surviving Company in exchange for the Merger Consideration.  Upon the surrender of such holder’s Class B Certificates, Parent shall (i) ensure that one of its Subsidiaries incorporated in Bermuda has sufficient funds to make a wire transfer to an account designated by such holder of Class B Shares of cash in an amount (subject to Section 2.02(h)) equal to the number of Class B Shares represented by such Class B Certificate immediately prior to the Effective Time multiplied by the Merger Consideration and (ii) cause such Subsidiary to make such wire transfer, and such Class B Certificates shall forthwith be canceled.  Until satisfaction of the applicable procedures contemplated by this Section 2.02 and subject to Section 2.05, each Class B Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions pertaining to Class B Shares formerly represented by such Class B Certificate as contemplated by Section 2.02(g).  No interest shall be paid or shall accrue on the cash payable with respect to Class B Shares pursuant to this Article II.

(f)             No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(g)            Transfer Books; No Further Ownership Rights in Company Shares.  The Merger Consideration paid in respect of each Company Share in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to (i) Section 2.05 and (ii) the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that have been declared by the Company on Company Shares not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.  At the Effective Time, the share transfer books of the Surviving Company shall be updated to reflect the transfer of Company Shares to Parent in accordance with the terms herein.  From and after the Effective Time, the holders of Company Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Company Shares, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 2.02(d), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.

(h)            Withholding Taxes.  Parent, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of other applicable Tax Law.  To the extent amounts are so withheld and paid over to the appropriate Governmental

Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.03           Company Equity Awards.  (a)  Prior to the Effective Time, the Company Board (or, if appropriate, any duly-authorized committee thereof administering the Company Share Plans) shall adopt such resolutions and take such other actions as may be required to provide the following, effective upon the Effective Time, subject to Section 2.02(h):

 (i)             each restricted Company Share granted under a Company Share Plan (a “Company Restricted Share) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash, without interest, equal to the sum of (i) the Merger Consideration and (ii) any Per Share Accrued Dividends in respect of such Company Restricted Share; provided that the service-based vesting conditions of such Company Restricted Share shall continue to apply in accordance with the terms of such Company Restricted Share agreement and applicable Company Share Plan, and such cash amount (other than any Per Share Accrued Dividends) shall be paid upon the satisfaction of such vesting conditions; provided, further, that any Per Share Accrued Dividends in respect of such Company Restricted Share shall become payable upon the Effective Time;

 (ii)            each restricted share unit award in respect of Company Shares granted under a Company Share Plan that is subject solely to service-based vesting requirements and not performance-based vesting requirements (a “Company Fixed RSU Award) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash, without interest, equal to the product of (x) the sum of the Merger Consideration plus any Per Share Accrued Dividends in respect of a Company Share subject to such Company Fixed RSU Award, multiplied by (y) the number of Company Shares subject to such Company Fixed RSU Award immediately prior to the Effective Time; provided that the service-based vesting conditions of such Company Fixed RSU Award shall continue to apply in accordance with the terms of such Company Fixed RSU Award agreement and applicable Company Share Plan, and such cash amount shall be paid in accordance with the vesting and payment schedules applicable to such Company Fixed RSU Award immediately prior to the Effective Time;

 (iii)           each restricted share unit award in respect of Company Shares granted under a Company Share Plan that is designated as “Performance Shares” (as defined in the applicable Company Share Plan) (a “Company Performance Share Award”), that has a grant date prior to January 1, 2016 and that is outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash, without interest, equal to the product of (x) the sum of the Merger Consideration plus any Per Share Accrued Dividends in respect of a Company Share subject to such Company Performance Share Award, multiplied by (y) the target number of Company Shares subject to such Company Performance Share Award immediately prior to the Effective Time; provided that the service-based vesting conditions of such Company Performance Share Award shall continue to apply in accordance with the terms of such Company Performance Share Award agreement and applicable Company Share

Plan, and such cash amount shall be paid in accordance with the vesting and payment schedules applicable to such Company Performance Share Award immediately prior to the Effective Time;

 (iv)          each Company Performance Share Award that has a grant date on or after January 1, 2016 and is outstanding immediately prior to the Effective Time (a “Post-2015 Company Performance Share Award”) shall continue on the same terms and conditions as applicable to such Company Performance Share Award as of immediately prior to the Effective Time, except (i) as set forth on Section 2.03 of the Company Disclosure Letter, (ii) as provided in Section 2.03(b) hereof and (iii) such Company Performance Share Award shall be settled in cash equal to the product of (x) the sum of the Merger Consideration plus any Per Share Accrued Dividends in respect of a Company Share subject to such Company Performance Share Award, multiplied by (y) the target number of Company Shares subject to such Company Performance Share Award immediately prior to the Effective Time, multiplied by (z) the “Performance Percentage” (within the meaning of the applicable Company Performance Share Award agreement), determined after taking into account the adjustments set forth in Section 2.03 of the Company Disclosure Letter;

 (v)            each restricted share unit award granted under a Company Share Plan that is designated as “Performance Units” (as defined in the applicable Company Share Plan) (a “Company Performance Unit Award”), that has a grant date prior to January 1, 2016 and that is outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash, without interest, equal to the product of (x) the “Unit Value” (as defined in the applicable Company Performance Unit Award agreement), multiplied by (y) the target number of units subject to such Company Performance Unit Award immediately prior to the Effective Time, provided that the service-based vesting conditions of such Company Performance Unit Award shall continue to apply in accordance with the terms of such Company Performance Unit Award agreement and applicable Company Share Plan, and such cash amount shall be paid in accordance with the vesting and payment schedules applicable to such Company Performance Unit Award immediately prior to the Effective Time; and

 (vi)            each Company Performance Unit Award that has a grant date on or after January 1, 2016 and is outstanding immediately prior to the Effective Time (a “Post-2015 Company Performance Unit Award”) shall continue on the same terms and conditions as applicable to such Company Performance Unit Award as of immediately prior to the Effective Time, except (i) as set forth on Section 2.03 of the Company Disclosure Letter, (ii) as provided in Section 2.03(b) hereof and (iii) such Company Performance Unit Award shall be settled in cash only.

(b)            Except as specifically provided in this Section 2.03, following the Effective Time, each such Company Award shall otherwise be subject to the same terms and conditions as were applicable to the Company Awards under the Company Share Plan and Company Award agreements immediately prior to the Effective Time, except that all references to the Company in the Company Share Plan and the applicable Company Award agreements shall be deemed to refer to Surviving Company, which shall have assumed the Company Share

Plan as of the Effective Time by virtue of this Agreement and the transactions contemplated hereby and without any further action, and all references to a Company Share shall be deemed to be the right to receive the amounts set forth in this Section 2.03, in cash.  For the avoidance of doubt, without limiting any rights enjoyed by the holders of Company Awards with respect to vesting or otherwise, or any right to accelerate vesting under the Company Share Plans, related award agreements thereunder or other individual agreements, (i) Company Awards shall be afforded the “double-trigger” vesting protections as set forth in the applicable Company Share Plan; provided that a relocation of a holder’s principal place of employment by more than 35 miles from his or her principal place of employment immediately prior to the Effective Time shall also be treated as a “Constructive Termination” event enabling such holder to terminate employment in a “Trigger Event” (as such terms are defined in the applicable Company Share Plan), and (ii) the consummation of the Transactions shall constitute a “change in control” or “change of control” (or term of similar import) for purposes of such provisions.  Further, for the avoidance of doubt, if any Company Award (other than a Post-2015 Company Performance Share Award or Post-2015 Company Performance Unit Award) contemplates that actual performance achievement shall apply in determining vesting or payment upon certain terminations of employment (e.g., death, disability or retirement), the number of shares or units determined using target performance achievement as provided in this Section 2.03 shall apply instead.

(c)            Right of Holders.  If the Effective Time occurs, the holders of Company Awards shall have the right to enforce, and shall be beneficiaries with respect to, the provisions of this Section 2.03 and Section 2.04, as they may be amended from time to time prior to the Closing.

Section 2.04           Payments with Respect to Company Equity Awards.  Promptly after the Effective Time (but in any event, not later than seventy-four (74) days following the Effective Time), the Surviving Company shall pay to the holders of Company Awards, through its payroll systems, any amounts due pursuant to Section 2.03 in respect of any then-vested Company Awards.  Further, with respect to the vesting of any Company Award occurring after the Effective Time, the Surviving Company shall pay to the holder thereof, promptly following such vesting date (but in any event, not later than seventy-four (74) days following such date), or upon such other payment date explicitly provided in the applicable award agreement or Company Share Plan or as may be set forth in an applicable separation and release agreement with the relevant holder, through its payroll systems, any amounts due pursuant to Section 2.03 in respect of any then-vested Company Awards.

Section 2.05           Shares of Dissenting Holders.

(a)            At the Effective Time, all Dissenting Shares shall automatically be transferred in exchange, unless otherwise required by applicable Law, for the right to receive the Merger Consideration pursuant to Section 2.01(c), and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than the Merger Consideration, be entitled to receive such difference from the Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b)            In the event that a holder fails to perfect, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder’s Dissenting Shares shall be transferred in exchange as of the Effective Time for the right to receive the Merger Consideration for each such Company Share.

(a)            The Company shall give Parent (i) written notice of (A) any demands for appraisal or payment of the fair value of any Company Shares, Appraisal Withdrawals and any other written instruments, notices, petitions or other communication received by the Company in connection with the foregoing, in each case, pursuant to the provisions of the Bermuda Companies Act concerning the rights of holders of Company Shares to require appraisal of such Company Shares in accordance with this Section 2.05 and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act.  The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act.  Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.

Section 2.06           Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, Holdco and Merger Sub that, except as (A) set forth in the disclosure letter delivered by the Company to Parent, Holdco and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document filed with the SEC since January 1, 2016 by the Company and publicly available at least two (2) business days prior to the date of this Agreement (the “Filed SEC Documents”), other than disclosure contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company Filed SEC Documents or that otherwise constitute risk factors or forward-looking statements, or of any risks generally faced by participants in the industries in which the Company operates, in each case, to the extent such sections, statements or risks do not disclose specific facts and circumstances:

Section 3.01           Organization; Standing.

(a)            The Company is an exempted limited liability company duly incorporated, validly existing and in good standing under the Laws of Bermuda.  The Company has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties in all material respects.  The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.  A true and complete copy of each of the Company Organizational Documents is included in the Filed SEC Documents.  The Company is not in violation of the Company Organizational Documents and no Subsidiary of the Company is in violation of any of its organizational documents, except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

(b)            Each of the Company’s Subsidiaries is duly incorporated or organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated or organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 3.02           Capitalization.

(a)            The authorized share capital of the Company consists of 200,000,000 Class A Shares, 200,000,000 Class B Shares and 80,000 preference shares, par value $0.01 per share, of the Company (“Company Preference Shares”).  At the close of business on April 28, 2017 (the “Capitalization Date”), (i) 22,986,618 Class A Shares (including Company Restricted Shares) and 71,754,738 Class B Shares were issued and outstanding, (ii) no Company Preference Shares were issued and outstanding, (iii) no Class A Shares or Class B Shares were held by the Company as treasury shares or held by its Subsidiaries, (iv) 612,052 Class A Shares were issuable in respect of outstanding Company Fixed RSU Awards and (v) 4,648,721 Class A Shares were issuable in respect of outstanding Company Performance Share Awards and Company Performance Unit Awards (assuming attainment of all applicable performance goals at the maximum level for payout and conversion into Class A Shares using the closing share price of a Class A Share on the Capitalization Date).  Since the Capitalization Date through the date of this Agreement, other than in connection with the vesting or settlement of Company Awards in accordance with their terms, neither the Company nor any of its Subsidiaries has issued any Company Securities.

(b)            Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding Company Shares, or other equity or voting interests in, the

Company, (ii) no outstanding securities of the Company convertible into or exchangeable for Company Shares, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any Company Shares, or other equity or voting interests in, or any securities convertible into or exchangeable for Company Shares, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Company Shares, or other equity or voting interests in, the Company (collectively, “Company Rights”, and the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon.  Other than in connection with the Company Awards, there are no outstanding agreements or instruments of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities) or that grant from the Company or any of its Subsidiaries any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities.  Except as described in this Section 3.02, no direct or indirect Subsidiary of the Company owns any Company Shares.  Other than the Registration Rights Agreement, none of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.  All issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  The Class A Shares and the 4.60% Senior Unsecured Notes due 2022 issued pursuant to the Notes Indenture constitute the only outstanding classes of securities of the Company or its Subsidiaries registered pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).  The Class A Shares are the only outstanding class of securities of the Company or its Subsidiaries registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act.

(c)            Section 3.02(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or organization of each material Subsidiary of the Company.  All of the issued and outstanding share capital or shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned, directly or indirectly, beneficially and of record, by the Company free and clear of all Liens, except for such Liens as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such share capital, shares of capital stock or other equity or voting interests).  Each issued and outstanding share capital or share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments that obligate the Company or Subsidiary of the Company to issue (other than to the Company or any Subsidiary of the Company) any share capital or shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights (to Persons other than the Company or any Subsidiary of the Company) with respect to any securities of any Subsidiary of the Company.  None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the share capital or capital stock of, or other equity or voting interests in, any Subsidiary of the Company.

Section 3.03           Authority; Noncontravention; Voting Requirements.

(a)            The Company has all necessary power and authority to execute and deliver this Agreement and the Statutory Merger Agreement and, subject to obtaining the Required Shareholder Approvals, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement, and the consummation by the Company of the Transactions, have been duly and unanimously authorized and approved by the Company Board, and, except for obtaining the Required Shareholder Approvals, executing and delivering the Statutory Merger Agreement and filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement and the consummation by the Company of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)            The Company Board has unanimously (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company, (iii) approved this Agreement, the Statutory Merger Agreement and the Transactions and (iv) resolved, subject to Section 5.02, to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the holders of Company Shares (such recommendation, the “Company Board Recommendation”), and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)            Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) contravene, conflict with or violate any provision of (A) the Company Organizational Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 4.02(c) (other than Section 4.02(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.02(c)), (B)

that the actions described in Section 3.03(a) have been completed, (C) that the Consents referred to in Section 3.04 and the Required Shareholder Approvals are obtained and (D) that the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law applicable to the Company or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time or both) under any of the terms, conditions or provisions of any Material Contract, Permit or Company Reinsurance Contract or accelerate, vest or trigger the Company’s or, if applicable, any of its Subsidiaries’, obligations or rights of any other Person under any such Material Contract, Permit or Company Reinsurance Contract or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (i)(B) and (ii), as would not reasonably be expected to have a Material Adverse Effect.

(d)            The affirmative vote (in person or by proxy) of (i) the holders of a majority of the voting power of the Class A Shares and the Class B Shares, voting together as a single class, that are present (in person or by proxy) at the Company Shareholders Meeting at which at least two Persons holding or representing by proxy more than one-third of the voting power represented by the Company Shares that are entitled to vote thereat (the “Company Shareholder Approval”) and (ii) the holders of a majority of the outstanding Class B Shares (the “Class B Shareholder Approval” and, together with the Company Shareholder Approval, the “Required Shareholder Approvals”), in each case, in favor of the approval of this Agreement, the Merger and the Statutory Merger Agreement are the only votes or approvals of the holders of any class or series of share capital or capital stock of the Company or any of its Subsidiaries that are necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

Section 3.04           Governmental Approvals.  Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of the New York Stock Exchange, (c) the filing of (i) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (ii) appropriate related documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (d) the approval of the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 regarding the change of ownership of the Company, (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws, (f) compliance with any applicable state securities or blue sky laws, (g) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 3.04 of the Company Disclosure Letter (the “Company Insurance Approvals”) and (h) the Parent Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 4.03(g) and the completeness of Section 4.03 of the Parent Disclosure Letter), no Consent of, or filing, declaration or registration with or notification to, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other Consents, filings, declarations, registrations or notifications that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect.

Section 3.05           Company SEC Documents; Undisclosed Liabilities.

(a)            The Company has timely filed with the SEC all material reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC, in each case, pursuant to the Securities Act or the Exchange Act since January 1, 2015 (collectively, the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no unresolved written comments from the SEC with respect to Company SEC Documents.

(b)            The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)            Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2016, included in the Filed SEC Documents, (ii) incurred after December 31, 2016, in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not reasonably be expected to have a Material Adverse Effect.

(d)            The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) and the rules and regulations of the New York Stock Exchange, in each case, that are applicable to the Company.  With respect to each

Company SEC Document on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such Company SEC Documents.

(e)            The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the date it is first mailed to holders of Company Shares, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Holdco or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

(f)             No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that has not been disclosed in the Company SEC Documents as filed with or furnished to the SEC prior to the date hereof.  The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company, as appropriate, to allow timely decisions regarding required disclosure.  The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board, (A) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has provided or made available to Parent correct and complete copies of any such disclosure contemplated by clauses (A) and (B) of the immediately preceding sentence made by management to the Company’s independent auditors and the audit committee of the Company Board since December 31, 2016.

Section 3.06           Absence of Certain Changes.  (a) Since December 31, 2016 through the date of this Agreement, (i) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto and to alternative transactions to the Transactions and other than in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of Section 5.01(a) had the restrictions thereunder been in effect since December 31, 2016, and (b) since December 31, 2016, there has not been any Material Adverse Effect.

Section 3.07            Legal Proceedings.  There is no material (a) pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, suit, arbitration, action, claim, controversy, dispute, hearing, charge, complaint, examination, indictment, litigation or, to the Knowledge of the Company, investigation against the Company or any of its Subsidiaries (other than ordinary course claims made under or in connection with Contracts of insurance issued by the Company or any of its Subsidiaries) or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 3.08            Compliance with Laws; Permits.  The Company and each of its Subsidiaries are, and since January 1, 2015, have been, in compliance in all material respects with all federal, national, provincial, state, local or multinational laws, statutes, common laws, ordinances, codes, rules, orders, judgments, injunctions, writs, governmental guidelines or interpretations having the force of law, Permits, regulations, decrees or executive orders enacted, issued, adopted, promulgated or applied by or on behalf of any Governmental Authorities (collectively, “Laws”), in each case, applicable to the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries hold, and since January 1, 2015 have held, all licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same would not reasonably be expected to have a Material Adverse Effect.

Section 3.09            Tax Matters.  Except as would not reasonably be expected to have a Material Adverse Effect:

(a)            The Company and each of its Subsidiaries has prepared (or caused to be prepared) and duly and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them.  All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all respects, and have been prepared in compliance with applicable Laws, and all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or are being contested in good faith and by appropriate proceedings and have been adequately reserved against in accordance with GAAP and Applicable SAP.

(b)            The Company and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party and such withheld amounts were duly paid to the appropriate Governmental Authority in the manner required by applicable Laws.

(c)            As of the date of this Agreement, the Company has not received written notice of any pending or threatened audits, examinations, investigations, claims, actions, suits or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries.

(d)            There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e)            Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(f)             No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn, or that have been adequately reserved against in accordance with GAAP and Applicable SAP.  Neither the Company nor any of its Subsidiaries has received any written claim from any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction.

(g)            Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement, as applicable, remains in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(h)            Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person (other than the Company or any of its current or former Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or as a successor.  Neither the Company nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than any commercial contract entered into in the ordinary course of business that does not relate principally to Taxes) that will require any payment by the Company or any of its Subsidiaries of any Tax of another Person after the Closing Date.

(i)             Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(j)             Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated, or unitary Tax group for purposes of filing any Tax Return (other than a group the common parent of which is the Company or any of its Subsidiaries).

(k)            Neither the Company nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable Laws) by reason of a change in accounting method or otherwise.

(l)             The Company and each of its Subsidiaries has conducted all intercompany transactions in substantial compliance with the principles of Sections 482 and 845 of the Code (or any similar provisions of state, local or foreign Tax law).  The Company and each of its Subsidiaries has complied in all respects with applicable rules relating to transfer pricing (including the filing of all required transfer pricing reports) and has maintained in all respects all necessary documentation in connection with any intercompany reinsurance transactions in accordance with Section 845 of the Code.

Section 3.10           Employee Benefits.

(a)            Section 3.10(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan.  With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document, including any amendments thereto, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent summary plan description for each such Company Plan for which such summary plan description is required by applicable Law, (iii) each insurance or group annuity contract or other funding vehicle and (iv) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any).

(b)            Each Company Plan has been operated and administered in compliance with its terms and applicable Laws, other than instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect.  Each Company Pension Plan that  is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Company Pension Plan, except where such loss of qualification status would not reasonably be expected to have a Material Adverse Effect.

(c)            The Company does not maintain or contribute to a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each, as defined in Section 4001 of ERISA).  Except as would not reasonably be expected to have a Material Adverse Effect, (i) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) that has not been satisfied in full, and (ii) no condition exists that could reasonably be expected to present a risk to the Company or any ERISA Affiliate of incurring any such liability, other than any liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d)           With respect to each Company Plan, (i) the Company and its Subsidiaries have not engaged in, and to the Knowledge of the Company no other Person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a liability to the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, (ii) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Company Plan that would reasonably be expected to have a Material Adverse Effect, and (iii) no action, audit, investigation, suit, proceeding, hearing or claim is pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to have a Material Adverse Effect.

(e)            Except as required under applicable Law or for matters that would not reasonably be expected to have a Material Adverse Effect, no Company Plan provides health, medical, dental or life insurance benefits following retirement or other termination of employment.

(f)             Except as otherwise contemplated under this Agreement, neither the execution nor delivery of this Agreement, shareholder approval of this Agreement, nor the consummation of the contemplated transactions under this Agreement will, whether alone or in combination with any other event, (i) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any director, officer or employee of the Company or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefit or otherwise), (ii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan or (iii) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time.

(g)            The consummation of the transactions contemplated by this Agreement will not cause any amounts payable under the Company Plans to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code.  No Company Plan provides for a tax gross up, make whole or similar payment with respect to the taxes imposed under Sections 409A or 4999 of the Code.

(h)            No current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries participates in an employee benefit plan within the meaning of Section 3(3) of ERISA that is sponsored, maintained or contributed to by WTM or its Subsidiaries (other than the Company and its Subsidiaries).

Section 3.11            Labor Matters.

(a)            Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or similar organization and, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is represented by a labor union or similar organization.  To the Knowledge of the Company, there are no activities or proceedings of any labor union or other employee representative organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization.  Since January 1, 2015, there have been no actual or, to the Knowledge of the Company, threatened unfair labor practice charges, material grievances, material arbitrations, strike, lockout, material slowdown, or material work stoppage by or with respect to the employees of the Company or any of its Subsidiaries.

(b)            To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other legally binding obligation:  (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the use of trade secrets or proprietary information belonging to such former employer.

(c)            The Company and its Subsidiaries are not and have not been:  (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(d)            To the Knowledge of the Company, none of the Chief Executive Officer of the Company, any Executive Vice President of the Company, or any group head of any business line of the Company, intends to terminate his or her employment.

Section 3.12            Investments.

(a)            The Company has made available to Parent a complete list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of the Company and its Subsidiaries as of December 31, 2016 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by the Company and its Subsidiaries between such date and the date of this Agreement, the “Investment Assets”).  Except for Investment Assets that matured or were sold, redeemed or otherwise disposed of after December 31, 2016, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens.  A copy of the Company’s policies with respect to the investment of the Investment Assets is set forth in Section 3.12 of the Company Disclosure Letter (the “Investment Guidelines”), and the composition of the Investment Assets complies in all material respects with the Investment Guidelines.

(b)            To the Knowledge of the Company, the Investment Assets comply in all material respects with, and the acquisition thereof complied in all material respects with, any and all investment restrictions under applicable Law.

(c)            To the Knowledge of the Company, as of the date hereof, none of the Investment Assets are subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, “lock-ups”, “gates”, “side pockets”, stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be expected to have a Material Adverse Effect.

(d)            Each agreement with each investment manager or investment advisor providing services to the Company or any of its Subsidiaries that is not an Affiliate of the Company was entered into, and the performance of each investment manager, is evaluated in a commercially reasonable, arms-length manner.

Section 3.13           Intellectual Property.

(a)            Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b)            Except as would not reasonably be expected to have a Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person.

(c)            Except as would not reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company, no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property rights of any other Person.

(d)            Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have taken commercially reasonable measures to protect the (A) information technology systems owned or operated by the Company or such Subsidiary and used in the operations of its business, and (B) personal information gathered, used, held for use or accessed in the operation of its business, and (ii) to the Knowledge of the Company, there has not been any unauthorized disclosure or use of, or access to, any such personal information or information technology systems.

Section 3.14            Anti-Takeover Provisions.  No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) applies to the Company with respect to this Agreement or the Merger.

Section 3.15           Real Property.  Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company or one of its Subsidiaries has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens) and (b) none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting any material Company Lease, which default continues on the date of this Agreement.  Neither the Company nor any of its Subsidiaries owns, or, since January 1, 2010, has owned, any real property, other than any Investment Assets comprised, in whole or in part, of real property or interests therein.

Section 3.16            Contracts.

(a)            Except for (A) this Agreement, (B) each Company Plan and (C) each Contract filed as an exhibit to the Filed SEC Documents, Section 3.16(a)  of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement.  For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans) that:

 (i)              are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

 (ii)            relate to the formation or management of any joint venture, partnership or other similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole;

 (iii)           provide for Indebtedness of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries guarantees Indebtedness of another Person, having an outstanding or committed amount in excess of $5 million, other than any Indebtedness between or among any of the Company and any of its Subsidiaries and other than any letters of credit;

 (iv)          have been entered into since January 1, 2012, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of assets of a business, in each case, for aggregate consideration under such Contract in excess of $5 million (excluding, for the avoidance of doubt, acquisitions or dispositions of investments made pursuant to the Investment Guidelines, or of supplies, products, properties or other assets in the ordinary course of business or of supplies, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries under which the Company or its Subsidiaries have material surviving obligations);

 (v)            contain provisions that (A)(1) prohibit the payment of dividends or distributions in respect of the share capital or capital stock of the Company or any of its wholly owned Subsidiaries, (2) prohibit the pledging of the share capital or capital stock of the Company or any wholly owned Subsidiary of the Company or (3) prohibit the issuance of any guarantee by the Company or any wholly owned Subsidiary of the Company or (B) restrict the ability of the Company or any of its Subsidiaries to incur or guarantee Indebtedness;

 (vi)            contain provisions that (1) prohibit the Company or any of its Subsidiaries, or which, following the Closing, would prohibit Parent or any of its Subsidiaries from competing in any material line of business, or (2) grant a right of exclusivity to any Person which prevents the Company or any Subsidiary of the Company, or, following the Closing, Parent or any of its Subsidiaries, from entering any material territory, market or field or freely engaging in business anywhere in the world, in each case, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

 (vii)         pursuant to which the Company or any Subsidiary (A) is granted or obtains any right to use any material Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap software), or (B) has granted any other Person a right to use any Intellectual Property owned by the Company or any Subsidiary;

 (viii)       pursuant to which the Company or any of its Subsidiaries (A) is granted or obtains any right to use any material Intellectual Property (other than Contracts granting rights to use commercially available software having a replacement cost and annual license of less than $150,000 (e.g., database, enterprise resource planning, business management planning, desktop and similar software) and commercially available, off-the-shelf software (including “shrink-wrap” or “click-wrap” software)), and (B) is restricted in its right to assert, use or register any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted (excluding licenses granted to third parties in the ordinary course of business);

 (ix)            involve or could reasonably be expected to involve aggregate payments or receipts by or to the Company and/or its Subsidiaries in excess of $1 million in any twelve-month period, other than (A) Contracts terminable on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty, (B) insurance policies and reinsurance and retrocession agreements and treaties entered into in the ordinary course of business and (C) Contracts relating to investments made pursuant to the Investment Guidelines;

 (x)             that outsources any material function or part of the business of the Company or any of its Subsidiaries, other than managing general agency agreements or managing general underwriting agreements; or

 (xi)            would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions or Parent’s ability to own and/or conduct the business of the Company or any of its Subsidiaries after the Effective Time.

(b)            (i) The Company has previously made available to Parent true and complete copies of each Material Contract, (ii) each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected to have a Material Adverse Effect, (iii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect, (iv) neither the Company nor any of its Subsidiaries has received written notice, or, to the Knowledge of the Company, verbal notice, of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not reasonably be expected to have a Material Adverse Effect and (v) to the Knowledge of the Company there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.17           Insurance Subsidiaries.  Except as would not reasonably be expected to have a Material Adverse Effect, each Subsidiary of the Company that conducts the business of insurance or reinsurance (each, a “Company Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance company or reinsurance company, as applicable, in its jurisdiction of incorporation or organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.

Section 3.18           Statutory Statements; Examinations.

(a)            Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2016, each of the Company Insurance Subsidiaries has filed or submitted all material annual and quarterly statutory financial statements, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Company Statutory Statements”).

(b)            The Company has made available to Parent, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator on or prior to the date of this Agreement, true and complete copies of all material Company Statutory Statements as of December 31, 2015 and December 31, 2016, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator.  The financial statements included in such Company Statutory Statements were prepared in accordance with Applicable SAP, applied on a consistent basis, except as may have been noted therein, during the periods involved, and fairly present in all material respects, to the extent required by and in conformity with Applicable SAP, the statutory financial position of the relevant Company Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus and cash flow (or stockholders’ equity, as applicable) of such Company Insurance Subsidiary for the respective periods then ended.  Such Company Statutory Statements complied as to form in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(c)            The Company has made available to Parent, to the extent permitted by applicable Law, true and complete copies of all material examination reports of any Insurance Regulators received by it on or after January 1, 2015, through the date of this Agreement, relating to the Company Insurance Subsidiaries.  To the extent required by the applicable Insurance Regulator, a corrective plan has been submitted to and accepted by such Insurance Regulator with respect to all material deficiencies or violations noted in such examination reports and a copy of each such plan submitted on or after January 1, 2015, through the date of this Agreement, has been made available to Parent.  Without limiting the generality of the foregoing, as of the date hereof, there are no unpaid claims or assessments made in writing or, to the Knowledge of the Company, as of the date hereof, threatened in writing against the Company or any of its Subsidiaries by any insurance guaranty associations or similar organizations in connection with such association’s or other organization’s insurance guaranty fund, other than unpaid claims or assessments (A) disclosed, provided for, reflected in, reserved against or otherwise described in the Company Statutory Statements provided or made available to Parent or (B) that are not material to the Company and its Subsidiaries, taken as a whole.

(d)            Since December 31, 2015, no material fine or penalty has been imposed on any Company Insurance Subsidiary by any Insurance Regulator.

Section 3.19           Agreements with Insurance Regulators.  (a)  Except as required by applicable Insurance Laws and the insurance and reinsurance Permits maintained by the Company Insurance Subsidiaries, there is no order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator that is binding on the Company or any Company Insurance Subsidiary and (b) neither the Company nor any of the Company Insurance Subsidiaries have adopted any board resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that limits in any material respect the ability of any Company Insurance Subsidiary to conduct its business.

Section 3.20           Reinsurance and Retrocession.  As of the date of this Agreement, (a) each reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Company Insurance Subsidiary is the cedent involving at least $1.5 million in annual premium or $1.5 million in ceded liabilities (the “Company Reinsurance Contracts”) is valid and binding on the applicable Company Insurance Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected to have a Material Adverse Effect, (b) the applicable Company Insurance Subsidiary, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Reinsurance Contract, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect, (c) none of the Company Insurance Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Company Insurance Subsidiary under any Company Reinsurance Contract, except where such default would not reasonably be expected to have a Material Adverse Effect, (d) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Company Reinsurance Contract, except as would not reasonably be expected to have a Material Adverse Effect, (e) none of the Company Insurance Subsidiaries is and, to the Knowledge of the Company, no party to a Company Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and (f) there are no disputes under any Company Reinsurance Contract, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.21           Reserves.

(a)            The reserves for losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Company Insurance Subsidiary contained in the Company Statutory Statements (i) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards; (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Company Statutory Statements; and (iii) satisfied the requirements of all applicable Insurance Laws with respect to the establishment of reserves in all material respects.

(b)            As of the date of this Agreement, with respect to the Company Insurance Subsidiaries, the Company has made available to Parent true and complete copies of all material actuarial reports in the Company’s possession and prepared by actuaries, independent or otherwise, that cover periods beginning on or after January 1, 2015.  The information and data used in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

Section 3.22           Insurance Policies.  Except as would not reasonably be expected to result in a Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries of which the Company or any of its Subsidiaries is the beneficiary are in full force and effect and all premiums due and payable thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach or default of any of the insurance policies or has taken any action or failed to take any action which, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies.  This Section 3.22 does not relate to Company Reinsurance Contracts, which are the subject of Section 3.20.

Section 3.23           Opinion of Financial Advisor.  The Company Board has received the opinion of Credit Suisse Securities (USA) LLC (“Credit Suisse”), to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to holders of Class A Shares (other than any Company Share that is subject to any Company Award).  It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent, Holdco or Merger Sub for any purpose.

Section 3.24           Brokers and Other Advisors.  Except for Credit Suisse, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has made available to Parent a true and correct copy of the engagement letter between the Company and Credit Suisse, dated October 26, 2016, on a confidential basis.

Section 3.25           Related Party Transactions.  Since January 1, 2015, there are no undisclosed transactions, Contracts, arrangements or understandings between: (i) the Company and any of its Subsidiaries, on the one hand, and (ii) any director, officer or employee of the Company or any of its Subsidiaries or any Person (other than it or its Subsidiaries) which owns of record or beneficially any equity interest in the Company or any of its Subsidiaries, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K of the SEC (each, a “Related Party Transaction”).

Section 3.26           Environmental Matters.  Except as arising from or relating to any liability, obligation or cost (including for losses or loss adjustment expenses) arising under contracts for insurance or reinsurance written or assumed by the Company or its Subsidiaries or as would not reasonably be expected to have a Material Adverse Effect, (a)(i) neither the Company nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or order, and (ii) to the Knowledge of the Company, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit or proceeding is pending or threatened in writing by any Governmental Authority or other Person against the Company or any of its Subsidiaries, in each case, with respect to or arising out of any applicable Environmental Law and (b) to the Knowledge of the Company, no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”)) has occurred at, on, above, under or from any real property owned or leased by the Company or its Subsidiaries that is reasonably likely to result in any material cost, liability or obligation to the Company or its Subsidiaries under any applicable Environmental Law.

Section 3.27           No Other Representations or Warranties.

(a)            Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Holdco, Merger Sub or any of their respective Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent, Holdco and Merger Sub acknowledge the foregoing.  In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Holdco, Merger Sub or any of their respective Representatives or Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, (ii) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption, (iii) whether (x) reserves for losses (including incurred but not reported losses, loss adjustment expenses whether allocated or unallocated, unearned premium or uncollectible reinsurance) (A)  will be sufficient or adequate for the purposes for which they were established or (B) may not develop adversely or (y) the reinsurance recoverables taken into account in determining the amount of such reserves for losses will be collectible, or (iv) any oral or written information presented to Parent, Holdco, Merger Sub or any of their respective Representatives or Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

(b)           Except for the representations and warranties expressly set forth in Article IV, the Company hereby agrees and acknowledges that neither Parent, Holdco, Merger Sub nor any of their respective Subsidiaries, nor any other Person, has made or is making, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information made available to the Company or any of its Representatives or Affiliates (including with respect to any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption) or any information developed by the Company or any of its Representatives or Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO AND MERGER SUB

Parent, Holdco and Merger Sub jointly and severally represent and warrant to the Company that:

Section 4.01           Organization; Standing.   Parent is a corporation duly organized, validly existing and in good standing under the Laws of Canada, Holdco is an exempted limited liability company duly incorporated, validly existing and in good standing under the Laws of Bermuda and Merger Sub is an exempted limited liability company duly incorporated, validly existing and in good standing under the Laws of Bermuda. Each of Parent, Holdco and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties in all material respects.  Each of Parent, Holdco and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company true and complete copies of Parent’s, Holdco’s and Merger Sub’s certificates or articles of incorporation, memorandum of association, bylaws or other comparable charter or organizational documents, each as amended to the date of this Agreement.  Neither Parent, Holdco nor Merger Sub is in violation of any of its respective organizational documents, except as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02           Authority; Noncontravention.

(a)            Each of Parent, Holdco and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Statutory Merger Agreement and, subject to obtaining the Merger Sub Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent, Holdco and Merger Sub of this Agreement and the Statutory Merger Agreement, and the consummation by Parent, Holdco and Merger Sub of the Transactions, have been duly and unanimously authorized and approved by each of the Parent Board, the Holdco Board and the Merger Sub Board, as applicable, and, except for executing and delivering the Statutory Merger Agreement, filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act and obtaining the Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Holdco immediately following the execution of this Agreement), no other action (including any shareholder vote or other action) on the part of Parent, Holdco or Merger Sub is necessary to authorize the execution, delivery and performance by Parent, Holdco and Merger Sub of this Agreement and the Statutory Merger Agreement and the consummation by Parent, Holdco and Merger Sub of the Transactions.  This Agreement has been duly executed and delivered by Parent, Holdco and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, Holdco and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

(b)            Each of the Parent Board, the Holdco Board and the Merger Sub Board have unanimously (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, Parent, Holdco and Merger Sub and their respective shareholders and (iii) adopted resolutions that have approved and declared advisable this Agreement, the Statutory Merger Agreement and the Transactions, and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)            Neither the execution and delivery of this Agreement by Parent, Holdco and Merger Sub, nor the consummation by Parent, Holdco or Merger Sub of the Transactions, nor performance or compliance by Parent, Holdco or Merger Sub with any of the terms or provisions hereof, will (i) contravene, conflict with or violate any provision of the certificates or articles of incorporation, memorandum of association, bylaws or other comparable charter or organizational documents of (A) Parent, Holdco or Merger Sub or (B) any of Parent’s other Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 3.03(c) (other than Section 3.03(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 3.03(c)), (B) that the actions described in Section 4.02(a) have been completed, (C) that the Consents referred to in Section 4.03 and, in the case of Merger Sub, the Merger Sub Shareholder Approval are obtained and (D) that the filings referred to in Section 4.03 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (a) through (D), prior to the Effective Time, (x) violate any Law applicable to Parent or any of its Subsidiaries, (y) violate or constitute a breach of or default

(with or without notice or lapse of time or both) under any of the terms, conditions or provisions of any material Contract to which Parent or any of its Subsidiaries is a party or accelerate, vest or trigger Parent’s or, if applicable, any of its Subsidiaries’, obligations or rights of any other Person under any such material Contract or (z) result in the creation of any Lien on any properties or assets of Parent or any of its Subsidiaries, except, in the case of clauses (i)(B) and (ii), as would not reasonably be expected to have a Parent Material Adverse Effect.

(d)            The Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Holdco as contemplated by Section 5.13) is the only vote or approval of the holders of any class or series of shares of Merger Sub that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

Section 4.03           Governmental Approvals.  Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) compliance with the rules and regulations of the New York Stock Exchange, (c) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, (d) the approval of the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 regarding the change of ownership of the Company, (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws, (f) compliance with any applicable state securities or blue sky laws, (g) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 4.03 of the Parent Disclosure Letter (the “Parent Insurance Approvals”) and (h) the Company Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 3.04(g) and the completeness of Section 3.04 of the Company Disclosure Letter), no Consent of, or filing, declaration or registration with or notification to, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent, Holdco and Merger Sub, the performance by Parent, Holdco and Merger Sub of their obligations hereunder and the consummation by Parent, Holdco and Merger Sub of the Transactions, other than such other Consents, filings, declarations, registrations or notifications that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect.  As of the date of this Agreement, Parent has a reasonable basis to believe that the Required Regulatory Approvals set forth on Section 6.01(b) of the Company Disclosure Letter will be obtained prior to the Walk-Away Date.

Section 4.04           Ownership and Operations of Holdco and Merger Sub.  Parent owns beneficially and of record, directly or indirectly, all of the issued and outstanding shares of Holdco and Merger Sub, free and clear of all Liens.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any business activities other than those relating to the Transactions.

Section 4.05           Financing.  Parent, Holdco and Merger Sub collectively will have at the Effective Time sufficient funds to pay the aggregate Merger Consideration, consideration payable to holders of Company Awards pursuant to Section 2.03 and any other amount required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses of Parent, Holdco and Merger Sub.  For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by or to Parent or any Affiliate of Parent be a condition to any of Parent’s, Holdco’s or Merger Sub’s obligations hereunder.

Section 4.06           Certain Arrangements.  Other than the Voting Agreement, as of the date of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Parent, Holdco, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transactions, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve the Merger and this Agreement or agrees to vote against any Superior Proposal or (c) between Parent, Holdco, Merger Sub or any of their Affiliates, on the one hand, and any holder of Company Awards, on the other hand, pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to Section 2.03.

Section 4.07           Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.08           Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent, Holdco or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement to be sent to the holders of Company Shares in connection with the Company Shareholders Meeting (including any amendment or supplement thereto or document incorporated by reference therein) shall, on the date the Proxy Statement is first mailed to the holders of Company Shares, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

Section 4.09           Legal Proceedings.  Except as would not reasonably be expected to have a Parent Material Adverse Effect, there is no (a) pending or, to the Knowledge of Parent, Holdco and Merger Sub, threatened, legal or administrative proceeding, suit, arbitration, action, claim, controversy, dispute, hearing, charge, complaint, examination, indictment, litigation or, to the Knowledge of Parent, Holdco and Merger Sub, investigation against Parent or any of its Subsidiaries or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon Parent or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 4.10           Ownership of Company Shares.  None of Parent, Holdco, Merger Sub or any of their Affiliates beneficially owns (within the meaning of Section 13 of the

Exchange Act), or will prior to the Closing Date beneficially own, any Company Shares, or is a party, or will prior to the Closing Date become a party, to any Contract, other arrangement or understanding (whether written or oral) (other than this Agreement and the Voting Agreement) for the purpose of acquiring, holding, voting or disposing of any Company Shares.

Section 4.11           No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Parent, Holdco and Merger Sub in this Article IV, neither Parent, Holdco, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent, Holdco or Merger Sub or any of their Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

(b)            Except for the representations and warranties expressly set forth in Article III, Parent, Holdco and Merger Sub hereby agree and acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and Parent, Holdco and Merger Sub are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information made available to Parent, Holdco, Merger Sub or any of their respective Representatives or Affiliates (including with respect to any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption) or any information developed by Parent, Holdco, Merger Sub or any of their respective Representatives or Affiliates.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.01           Conduct of Business.

(a)            Except as required by applicable Law, as expressly contemplated or required by this Agreement or as described in Section 5.01(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course of business consistent with past practice.  To the extent consistent with the foregoing, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve its and each of its Subsidiaries’ business organizations substantially intact and preserve existing relations with key customers, reinsurance providers and other Persons with whom the Company or its Subsidiaries have significant business relationships, in each case, consistent with past practice.  Without limiting the generality of the foregoing, and except as required by applicable Law, as contemplated, required or permitted by this Agreement or as described in the corresponding subsection of Section 5.01(a) of the Company Disclosure Letter, during such period, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed with respect to the matters set forth in clauses (ii), (iv), (vi),(viii), (xiv), (xv), (xvii) and (xix) of this Section 5.01(a)), the Company shall not, and shall not permit any of its Subsidiaries to:

 (i)              (A) issue, sell or grant any Company Shares or other equity or voting interests of the Company, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Company Shares or other equity or voting interests of the Company or any of its Subsidiaries, or any options, rights, warrants or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any share capital of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, the Company or any of its Subsidiaries; provided that the Company may issue Company Shares or other securities (x) under the Company Share Plans as set forth in Section 5.01(a)(i) of the Company Disclosure Letter or (y) as required pursuant to the vesting, settlement or exercise of Company Awards or other equity awards or Company Rights (1) outstanding on the date of this Agreement in accordance with the terms of the applicable Company Award, other equity award or Company Right in effect on the date of this Agreement or (2) granted after the date of this Agreement in accordance with this Agreement; provided further that the Subsidiaries of the Company may make any such issuances, sales or grants to the Company or a direct or indirect wholly owned Subsidiary of the Company, (B) redeem, purchase or otherwise acquire any outstanding Company Shares or other equity or voting interests of the Company or any rights, warrants or options to acquire any Company Shares or other equity or voting interests of the Company, except (x) as required pursuant to the terms of Company Awards or other equity awards or Company Rights (1) outstanding on the date of this Agreement in accordance with the terms of the applicable Company Award, other equity award or Company Right in effect on the date of this Agreement or (2) granted after the date of this Agreement in accordance with this Agreement  (including, for the avoidance of doubt, repurchase at par value of any Company Restricted Share that fails to vest in accordance with its terms), or (y) in connection with the satisfaction of Tax withholding obligations with respect to Company Awards or other equity awards, (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Company Shares or other equity or voting interests, other than (1) dividends or distributions made by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company and (2), in the case of the Company, distributions not to exceed $0.21 per Company Share per quarter as of the specified record dates and on the payment dates set forth on Section 5.01(a)(i) of the Company Disclosure Letter and corresponding equivalents in respect of each Company Fixed RSU Award or Company Performance Share Award (1) outstanding on the date of this Agreement to the extent permitted under the applicable award agreement in effect on the date of this Agreement or (2) granted after the date of this Agreement in accordance with this Agreement or (D) split, combine, subdivide or reclassify any Company Shares or other equity or voting interests of the Company;

 (ii)             (A) incur any indebtedness for borrowed money, issue or sell any bonds, debentures or other debt securities or warrants or other rights to acquire any bonds, debentures or other debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except for (v) intercompany guarantees or intercompany “keep well” or other agreements to maintain any financial statement condition of the Company or any of its wholly owned Subsidiaries, (w) letters of credit issued in the ordinary course of business consistent with past practice, (x) borrowings under the Existing Credit Facility not in excess of $65 million, (y) any other Indebtedness having an aggregate principal amount outstanding that is not in excess of $5 million and (z) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder or (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice and in compliance with the Investment Guidelines;

 (iii)           sell or lease to any Person, in a single transaction or series of related transactions, any of its owned properties or assets whose value or purchase price exceeds $2.5 million, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers among the Company and its wholly owned Subsidiaries, (C) leases and subleases of real property owned by the Company or its Subsidiaries, (D) as permitted by Section 5.01(a)(xix), or (E) transactions in compliance with the Investment Guidelines;

 (iv)          (A) make or authorize capital expenditures outside the ordinary course of business consistent with past practice, except as budgeted in the Company’s current plan presented to the Company Board that was made available to Parent or (B) make any loans or advances to, or, except as permitted by the Investment Guidelines, any investments in, any other Person other than a wholly owned Subsidiary of the Company in a manner that complies with clause (A) above;

 (v)            except as permitted under Section 5.01(a)(iv) or Section 5.01(a)(xix), make any acquisition (including by merger or amalgamation) of the share capital or capital stock or, except in the ordinary course of business consistent with past practice, a material portion of the assets of any other Person, in each case for consideration in excess of $5 million;

 (vi)          except as required pursuant to the terms of any Company Plan or Contract, in each case, in effect on the date of this Agreement and made available to Parent prior to the execution of this Agreement, (A) grant to any director or officer of the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries whose annual base salary rate exceeds $200,000 (each such director, officer or employee, a “Participant”) any increase in salary or bonus compensation opportunity, (B) grant to any Participant any material increase in severance, retention or termination pay, (C) establish, adopt, enter into or amend any Company Plan or collective bargaining agreement or (D) enter into any employment, consulting, severance or termination agreement with any Person for the position of Chief Executive Officer of the Company or Executive Vice President of the Company, any direct report to the Chief Executive Officer or any Executive Vice President, or any group head of any business line of the Company; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from (1) entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including equity-based and cash-based incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions, or consistent with the compensation and benefits of the then-current employee whom such newly hired or promoted employee is engaged to replace or succeed, (2) establishing or adopting a retention plan or arrangement in accordance with the terms set forth in Section 5.01(a)(vi) of the Company Disclosure Letter, (3) taking any of the foregoing actions to comply with, satisfy Tax-qualification requirements under, or avoid the imposition of Tax under, the Code and any applicable guidance thereunder, or other applicable Law or (4) making immaterial changes in the ordinary course of business to nondiscriminatory health and welfare plans available to all employees generally;

 (vii)         make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required by (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the National Association of Insurance Commissioners or any similar organization or (C) any applicable Laws, including Regulation S-X under the Securities Act;

 (viii)       except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the National Association of Insurance Commissioners or any similar organization or (C) any applicable Laws, alter or amend in any material respect any existing underwriting, reserving, claim handling, loss control or actuarial practice guideline or policy of the Company or any Company Insurance Subsidiary or any material assumption underlying any reserves or actuarial practice or policy;

 (ix)            reduce or strengthen any reserves, provisions for losses or other liability amounts in respect of insurance Contracts and assumed reinsurance Contracts except (i) as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) applicable SAP (disregarding any changes to applicable SAP that are not yet required to be implemented) or GAAP, as applicable or (ii) as a result of loss or exposure payments to other parties in accordance with the terms of insurance Contracts and assumed reinsurance Contracts;

 (x)             (A) amend the Company Organizational Documents, (B) amend in any material respect the comparable organizational documents of any of the Subsidiaries of the Company, in the case of clauses (A) or (B), in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions or (C) adopt or implement any shareholder rights plan or similar arrangement;

 (xi)            adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among the Company and any wholly owned Subsidiary of the Company or among wholly owned Subsidiaries of the Company);

 (xii)          grant any Lien (other than Permitted Liens) in any of its material assets other than to secure Indebtedness permitted under Section 5.01(a)(ii);

 (xiii)         (A) make any material Tax election, other than in the ordinary course of business consistent with past practice (except when the filing of the election would directly and materially increase the amount of Tax payable), (B) settle or compromise any audit or other proceeding relating to a material amount of Tax, (C) file any material amended Tax Return, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax, other than in the ordinary course of business consistent with past practice, (E) enter into any Tax indemnification, sharing, allocation or reimbursement agreement or similar agreements, arrangements or understandings (other than any commercial contract entered into in the ordinary course of business that does not relate principally to Taxes) or (F) except as required by GAAP, make any material change to any Tax accounting principles, methods or practices;

 (xiv)        (A) settle any Action, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of Actions (1) solely for monetary damages for an amount not to exceed $500,000 for any such settlement individually or $1.5 million in the aggregate, or (2) for claims under Contracts of insurance issued by the Company or any of its Subsidiaries within applicable policy or contractual limits in the ordinary course consistent with past practice or (B) cancel any material Indebtedness or waive any material claims or rights under any Material Contract;

 (xv)          (A) enter into, materially modify or terminate any Material Contract, other than in the ordinary course of business consistent with past practice or (B) enter into or materially modify any Contract constituting a Related Party Transaction;

 (xvi)        in relation to the Company and any Subsidiary incorporated in Bermuda, discontinue to a jurisdiction outside of Bermuda;

 (xvii)       voluntarily abandon, dispose of, or permit to lapse any right to Intellectual Property material to the Company and its Subsidiaries, taken as a whole, that is owned by the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice;

 (xviii)     voluntarily abandon, dispose of, or permit to lapse any Permit material to the business of the Company and of its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice or (B) as required by applicable Law;

 (xix)         (A) acquire or dispose of any Investment Assets in any manner not in compliance with the Investment Guidelines (provided, however, that in no event shall the Company acquire any interest in any limited partnership, hedge fund, private equity fund or debt issuances (other than debt securities registered in accordance with the Securities Act and debt securities offered pursuant to Rule 144A promulgated under the Securities Act), or any equity securities of any Person not listed on a United States or Canadian national securities exchange, or the London Stock Exchange; provided that investments in investment affiliates investing in Investment Assets in compliance with the above clause (A) in the ordinary course shall be permitted), or (B) retain or engage any external investment manager that had not been retained or engaged prior to the date of this Agreement;

 (xx)          amend, modify or otherwise change the Investment Guidelines in any material respect;

 (xxi)         enter into any new lines of business or withdraw from, or put into “run off”, any existing lines of business; or

 (xxii)       authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b)            Neither Parent, Holdco nor Merger Sub shall knowingly take or permit any of their respective Affiliates to take any action that could reasonably be expected to result in any of the conditions precedent to the consummation of the Merger and the other Transactions contemplated hereby not being satisfied.

(c)            Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’

operations.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02           No Solicitation by the Company; Change in Recommendation.

(a)            Except as permitted by this Section 5.02, the Company shall and shall cause each of its Subsidiaries, and its and their respective officers, directors and employees to, and shall use its reasonable best efforts to cause its other Representatives (including by providing written direction to its financial advisors informing each of them of the obligations set forth in clauses (i) and (iii) of this Section 5.02(a)), as applicable, to, (i) immediately cease any solicitation, encouragement, discussions or negotiations of or with any Persons that may be ongoing with respect to a Takeover Proposal, (ii) promptly take all steps necessary (to the extent reasonably possible) to terminate any waiver of any “standstill” or similar obligation of any Person under any Existing Confidentiality Agreement that may have been heretofore given by the Company to any Person to make a Takeover Proposal and (iii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) solicit, encourage, initiate or take any action to knowingly facilitate the submission of any inquiry or the making of any proposal, in each case, that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) amend, waive or fail to enforce (to the extent permitted under applicable Law) any “standstill” or similar obligation of any Person under any Existing Confidentiality Agreement, (C) engage in or otherwise participate in any discussions (except to notify a Person of the existence of the provisions of this Section 5.02) or negotiations regarding, or furnish to any other Person any material non-public information for the purpose of encouraging or facilitating, a Takeover Proposal or (D) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal.  Promptly following the execution of this Agreement, the Company shall, to the extent it had not previously done so prior to the date of this Agreement, deliver a request to each Person that has executed a confidentiality agreement with the Company during the eighteen (18) months prior to the date of this Agreement in connection with considering or making a Takeover Proposal (an “Existing Confidentiality Agreement”) to promptly return or destroy any non-public information previously furnished or made available to such Person or any of its Representatives on behalf of the Company or its Representatives.

(b)            Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Required Shareholder Approvals the Company receives a bona fide Takeover Proposal after the date of this Agreement which Takeover Proposal did not result from any breach of this Section 5.02 (provided that, solely for purposes of determining whether a breach of the first sentence of Section 5.02(a) has occurred for purposes of this Section 5.02(b), the Company’s obligation to use its reasonable best efforts to cause its Representatives to comply with the first sentence of Section 5.02(a) shall be a covenant (without qualification of reasonable best efforts) to cause its Representatives to comply with clauses (i) and (iii) of Section 5.02(a)), then (i) the Company and its Representatives may contact such Person or group of Persons making the Takeover Proposal solely to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing and (ii) if the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (x) negotiate and enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly provide to Parent copies of such Acceptable Confidentiality Agreement; provided further that the Company shall promptly provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access that was not previously provided to Parent or its Representatives and (y) after entering into an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal.

(c)            The Company shall promptly (and in any event within twenty-four (24) hours after receipt) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal and the identity of the Person or group of Persons making such Takeover Proposal and unredacted copies of all material correspondence or other material written documentation with respect thereto (and written summaries of any material oral communications).  The Company shall keep Parent reasonably informed on a prompt basis of any material developments with respect to any such Takeover Proposal (including any material changes thereto and provide copies of material correspondence and summaries of material oral communications as contemplated above).  The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with this Section 5.02(c).  For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02 will be subject to the terms of the Confidentiality Agreement.

(d)            Neither the Company Board nor any committee thereof shall (1)(A) withhold or withdraw the Company Board Recommendation, (B) modify, qualify or amend the Company Board Recommendation in a manner adverse to Parent, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) approve or publicly endorse or recommend any Takeover Proposal, or refrain from recommending against any Takeover Proposal that is a tender offer or exchange offer, within ten (10) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, or (E) fail to publicly reaffirm the Company Board Recommendation within ten (10) business days after receipt of a written request by Parent to make such public reaffirmation following the receipt by the Company of a public Takeover Proposal (other than in the case of a Takeover Proposal in the form of a tender offer or exchange offer covered by clause (D)) that has not been withdrawn; provided that Parent may make any such request only once in any ten (10) business day period and only once for each such public Takeover Proposal and once for each public material amendment to such Takeover Proposal (any action described in this clause (1) being referred to as an “Adverse Recommendation Change”, it being understood that a customary “stop, look or listen” communication pursuant to Rule 14d-9(f) promulgated under the

Exchange Act shall not be prohibited and shall not, in and of itself, constitute an Adverse Recommendation Change) or (2) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement pursuant to Section 5.02(b) (each, a “Company Acquisition Agreement”).  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Required Shareholder Approvals are obtained, the Company Board may, so long as the Company and its Subsidiaries and Representatives have not breached this Section 5.02 (provided that, solely for purposes of determining whether a breach of the first sentence of Section 5.02(a) has occurred for purposes of this Section 5.02(d), the Company’s obligation to use its reasonable best efforts to cause its Representatives to comply with the first sentence of Section 5.02(a) shall be a covenant (without qualification of reasonable best efforts) to cause its Representatives to comply with clauses (i) and (iii) of Section 5.02(a)):

 (i)              in response to an Intervening Event, if the Company Board, acting with the affirmative vote of a majority of the Designated Directors, has determined in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would violate the directors’ fiduciary duties under applicable Law, make an Adverse Recommendation Change; and

 (ii)            in response to a Superior Proposal, if the Company Board, acting with the affirmative vote of a majority of the Designated Directors, has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that failure to take such action would violate the directors’ fiduciary duties under applicable Law, (A) make an Adverse Recommendation Change or (B) cause the Company to terminate this Agreement pursuant to Section 7.01(d)(ii), pay the Company Termination Fee and enter into a Company Acquisition Agreement with respect to such Superior Proposal;

provided that the Company and the Company Board shall not take any such action unless the Company has given Parent at least four (4) business days’ prior written notice (a “Company Notice”) of its intention to take any such action, which notice (A) in the case of an Intervening Event, specifies material changes, developments, effects, circumstances, states of facts or events comprising such Intervening Event and (B) in the case of a Superior Proposal, discloses (I) the material terms and conditions of such Superior Proposal and the identity of the Person or group of Persons making such Superior Proposal and its or their financing sources (if applicable), and (II) a copy of the most current version of the Company Acquisition Agreement (if any) with respect to such Superior Proposal and any agreement in the Company’s possession relating to the financing of such Superior Proposal; provided, further, that during such four (4) business day period (it being understood and agreed that any change to the financial or other material terms and conditions of a Superior Proposal shall require an additional Company Notice to Parent of two (2) business days running from the date of such notice), (X) the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company Board to no longer make an Adverse

Recommendation Change or determination that a Takeover Proposal constitutes a Superior Proposal and (Y) the Company Board shall have determined following the end of such period, after considering the results of such negotiations and the revised proposals made by Parent, if any, after consultation with the Company’s financial advisors and outside legal counsel, (i) that the Superior Proposal giving rise to such Company Notice continues to be a Superior Proposal or (ii) that failure to make an Adverse Recommendation Change in respect of the applicable Intervening Event would violate the directors’ fiduciary duties under applicable Law.

(e)            Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to shareholders of the Company a position or communication contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act  or (ii) making any disclosure or communication to shareholders of the Company that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, is required by the directors’ fiduciary duties or applicable Law; provided that if any such public disclosure by the Company or the Company Board contemplated by clause (i) or (ii) above relating to a Takeover Proposal has the substantive effect of withdrawing, withholding or adversely modifying, qualifying or amending the Company Board Recommendation or approving or endorsing a Takeover Proposal and meets the requirements set forth in Section 5.02(d)(1), such disclosure shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such disclosure (it being understood that any “stop, look or listen” communication pursuant to Rule 14d-9(f) shall not, in and of itself, be deemed to be an Adverse Recommendation Change).

(f)             As used in this Agreement, “Acceptable Confidentiality Agreement” shall mean any confidentiality agreement entered into by the Company that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

(g)            As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal (whether or not in writing) or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition, including by means of bulk (or similar non-ordinary course) reinsurance of in-force business consisting of a single transaction or a series of related transactions, that if consummated would result in any Person or group owning 15% or more of the consolidated assets (based on the fair market value thereof, as determined in good faith by the Company Board), revenues or net income of the Company and its Subsidiaries, or, solely with respect to any such bulk (or similar non-ordinary course) reinsurance transaction, net exposure to insured liabilities, (ii) acquisition of Company Shares representing 15% or more of the outstanding Company Shares, (iii) tender offer or exchange offer that if consummated would result in any Person or group  having beneficial ownership of Company Shares representing 15% or more of the outstanding Company Shares, (iv) merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 15% or more of the aggregate voting power of the Company (without taking into account the voting cutback provisions in the Company Bye-Laws) or of the surviving entity in a merger or amalgamation involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (v) combination of the foregoing, in each case, other than (A) the Transactions or (B) any transaction with respect to securities of WTM that (1) does not require termination or breach of the Voting Agreement by any Subsidiaries of WTM party thereto and (2) results in all Company Shares directly or indirectly owned by WTM as of the date hereof continuing to be bound by the Voting Agreement; provided that the ownership of the Company Shares by the Existing Shareholder Group shall not constitute a Takeover Proposal under any of the foregoing clauses (i) to (v); provided further, that neither (I) the renewal or amendment of any currently in-force reinsurance arrangement or any replacement thereof, nor (II) any reinsurance arrangement entered into in the ordinary course of business shall constitute a Takeover Proposal.

(h)            As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal received after the date of this Agreement which did not result from any breach of this Section 5.02 (provided that, solely for purposes of determining whether a breach of the first sentence of Section 5.02(a) has occurred for purposes of this Section 5.02(h), the Company’s obligation to use its reasonable best efforts to cause its Representatives to comply with the first sentence of Section 5.02(a) shall be a covenant (without qualification of reasonable best efforts) to cause its Representatives to comply with clauses (i) and (iii) of Section 5.02(a)) that the Company Board, acting with the affirmative vote of a majority of the Designated Directors, has determined in its good faith judgment, after consultation with the Company’s financial advisors and outside legal counsel, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the identity of the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), and (b) if consummated, would be more favorable from a financial point of view to all of the shareholders of the Company than the Merger; provided that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(i)              As used in this Section 5.02, “group” has the meaning ascribed to it in Rule 13d-5 promulgated under the Exchange Act.

(j)              As used in this Agreement, “Intervening Event” shall mean a material event, change, development, effect, occurrence or state of facts relating to the Company and its Subsidiaries (i) that was not known to the Company Board on the date of this Agreement, or (ii) arising or occurring after the date of this Agreement, in the case of (i) and (ii), that is not related to the receipt, existence of or terms of a Takeover Proposal or any inquiry relating thereto, it being agreed that no event, change, development, effect, occurrence or state of facts to the extent relating to WTM or its Subsidiaries other than the Company and its Subsidiaries shall constitute an Intervening Event.

Section 5.03            Preparation of the Proxy Statement; Shareholders Meeting.

(a)            As promptly as reasonably practicable after the execution of this Agreement, the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) shall prepare the Proxy Statement and file it with the SEC.  The Company shall use its reasonable best efforts to make such filing no later than twenty (20) days following the date of this Agreement.  Subject to Section 5.02, the Company Board shall make the Company Board Recommendation to the holders of Company Shares and shall include such recommendation in the Proxy Statement and shall use reasonable best efforts to secure the Required Shareholder Approvals.  Parent shall provide to the Company all information concerning Parent, Holdco and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC.  Each of the Company, Parent, Holdco and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect.  The Company shall notify Parent promptly in writing upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.  The Company shall (and Parent shall assist and cooperate with the Company to) promptly respond to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its shareholders as promptly as reasonably practicable after the resolution of any such comments.  To the extent required by applicable Law, the Company shall promptly file and disseminate to the Company shareholders any supplement or amendment to the Proxy Statement.  Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the holders of Company Shares, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b)            The Company shall take all necessary actions to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Required Shareholder Approvals (the “Company Shareholders Meeting”) as promptly as reasonably practicable, and in any event within sixty (60) days following the date the SEC confirms that it has no further comments on the Proxy Statement.  Subject to Section 5.02, the Company shall use its reasonable best efforts to solicit and secure the Required Shareholder Approvals.  The Company Shareholders Meeting and the record date therefor shall be set in consultation with Parent and shall be reasonably satisfactory to Parent.  The Company shall not postpone or adjourn the Company Shareholders Meeting except to the extent any such postponement or adjournment is (i) required by Law or a court or other Governmental Authority of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff or (ii) requested by Parent (in Parent’s sole discretion) to permit additional time to solicit the Required Shareholder Approvals.  The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent, Holdco or Merger Sub.

(c)            The Company agrees not to recognize, register or give effect to any transfer of Company Shares made in violation of Section 4.02 of the Voting Agreement.

Section 5.04           Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including (A) taking all such actions contemplated by the terms of the Statutory Merger Agreement, (B) otherwise preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (C) executing and delivering any additional instruments necessary to consummate the Transactions, (ii) obtain all Consents from any Governmental Authority or third party (assuming the accuracy of the representations and warranties made in Section 3.04(g)) necessary, proper or advisable to consummate the Transactions, including any such Consents required with respect to the Company Insurance Approvals, the Parent Insurance Approvals and under applicable Antitrust Laws, (iii) take all steps that are necessary, proper or advisable to avoid any Actions by any Governmental Authorities with respect to this Agreement or the Transactions and (iv) defend or contest in good faith any Action by any third party, whether judicial or administrative, challenging this Agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions; provided that in no event shall Parent, Holdco or Merger Sub be required to commence any litigation against any Governmental Authority.

(b)            Subject to the terms and conditions of this Agreement, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c)            Without limiting the general applicability of Section 5.04(a), each of the Company and Parent shall, in consultation and cooperation with the other and as promptly as practicable and in no event later than fifteen (15) business days following the date of this Agreement, file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form, if any, required under the HSR Act with respect to the Transactions, (ii) all appropriate documents, forms, filings or submissions required under any non-U.S. Antitrust Laws and (iii) with applicable Insurance Regulators, all documents, forms, filings or other submissions required under applicable Insurance Laws with respect to the Transactions.  Any such filings shall be in material compliance with the requirements of applicable Law.  Each of the parties shall, in connection with the efforts referenced in Section 5.04(a), (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any documents, forms, filings or submissions contemplated by the first sentence of this Section 5.04(c), (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, any Governmental Authority regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or substantive conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such substantive conversation, to the extent permitted by applicable Law or such Governmental Authority, keep such party apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (E) furnish the other party with copies of all filings, submissions, substantive correspondence and substantive communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement and the Transactions (excluding any personally sensitive information) and (iv) comply with any inquiry or request from any Governmental Authority as promptly as reasonably practicable with respect to this Agreement and the Transactions.  The parties agree not to extend, directly or indirectly, any waiting period under any applicable Antitrust Law or enter into any agreement with a Governmental Authority to materially delay or not to consummate the Merger or any of the other Transactions, except with the prior written consent of the other parties hereto, which shall not be unreasonably withheld, conditioned or delayed in the context of seeking such a delay.

Section 5.05           Transfer Taxes.  All share transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by Parent or the Surviving Company, and, prior to the Effective Time, the Company shall cooperate with Parent in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.

Section 5.06            Public Announcements; Other Communications.  Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not (and shall not cause or permit their respective Subsidiaries or Representatives to) issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and in connection with any Adverse Recommendation Change in accordance with Section 5.02.  The parties hereto agree that the initial press releases to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto.  Notwithstanding the foregoing, the parties shall have no consultation or other obligation pursuant to this Section 5.06 with respect to any press release or other public statements related to any actual or contemplated litigation between or among the parties to this Agreement.  The Company will consult with Parent prior to making any substantive internal announcements or other substantive communications to its employees or other constituents with respect to this Agreement or the Transactions and will give good faith consideration to reasonable comments proposed by Parent; provided that the Company shall not be required to consult with Parent prior to making any such announcements or communications if the substance thereof was publicly disclosed and previously subject to the foregoing requirements.

Section 5.07            Access to Information; Confidentiality.  Subject to applicable Law, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, waive the protection of an attorney-client privilege or other legal privilege or expose the Company to risk of liability for disclosure of sensitive or personal information.  Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege.  All requests for information made pursuant to this Section 5.07 shall be directed to the Person designated by the Company.  Until the Effective Time, the information provided will be subject to the terms of the non-disclosure agreement dated as of December 19, 2016, by and among the Company and Parent (as may in the future be amended from time to time, the “Confidentiality Agreement”).

Section 5.08           Indemnification and Insurance.

(a)            From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, together with such Person’s heirs, executors and administrators, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law; provided that no Indemnitee shall be indemnified against any liability which by virtue of any rule of law attaches to such Indemnitee in respect of any fraud or dishonesty of which such Indemnitee has been finally determined by a court of competent jurisdiction to be guilty of in relation to the Company, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company and any Indemnitee.  Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by applicable Law, the memorandum of association and bye-laws of the Surviving Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from the Effective Time, Parent shall cause the Surviving Company to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.08 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.08) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be finally determined by a court of competent jurisdiction that such Person is not entitled to be indemnified pursuant to this Section 5.08(a).

(b)            None of Parent or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.08 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent.  Each of Parent, the Surviving Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)            For the six-year period commencing immediately after the Effective Time, the Surviving Company shall substitute the current directors’ and officers’ liability insurance of the Company and its Subsidiaries covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the directors’ and officers’ liability insurance policies of the Company and its Subsidiaries with a “tail” policy, issued by reputable insurers, on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policies in effect on the date of this Agreement; provided, however, that, if the annual premium for such insurance shall exceed 300% of the current annual premium (such 300% threshold, the “Maximum Premium”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium.  The Company may prior to the Effective Time purchase, for an aggregate amount not to exceed the aggregate Maximum Premium for six (6) years, a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions.  If such prepaid “tail” policy has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.08(c) and the Surviving Company shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d)            The provisions of this Section 5.08 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by contract or otherwise.  The obligations of Parent and the Surviving Company under this Section 5.08 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.08 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08).

(e)            In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations thereof set forth in this Section 5.08.

(f)             Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to or in substitution for any such claims under such policies.

Section 5.09           Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10            Employee Matters.

(a)            For a period beginning at the Effective Time and ending on the latest of (x) the one (1) year anniversary of the Effective Time, (y) December 31, 2018 and (z) the time required by applicable Law (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company to provide, each individual who continues to be employed by the Company or any of its Subsidiaries following the Effective Time (each, a “Company Employee”) with (i) salary and target annual cash incentive opportunities that are each no less favorable than the salary and target annual cash incentive opportunities provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time and (ii) employee benefits that are substantially comparable in the aggregate than those provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time.

(b)            Without limiting the generality of Section 5.10(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Company to, assume, honor and, during the Continuation Period or, if later, until all obligations thereunder have been satisfied, continue without any amendment or modification (other than any amendment or modification required to comply with applicable Law), the Company’s employment, severance (including, for the avoidance of doubt, the severance plan described in Section 5.01(a)(iv) of the Company Disclosure Letter), retention, termination and change-in-control plans, policies, programs, agreements and arrangements maintained by the Company or any of its Subsidiaries, in each case, as in effect at the Effective Time and listed on Section 3.10(a) of the Company Disclosure Letter, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event) and specifically the “double-trigger” vesting protections as set forth in the applicable Company Share Plan, as referenced in Section 2.03(b).  Further, the amounts of any such severance, retention, termination and change-in-control payments shall be no less favorable than those as calculated using the salary or hourly wage rate or other compensation, as applicable, provided to such Company Employee immediately prior to the Effective Time.

(c)            With respect to any accrued but unused paid time off to which any Company Employee is entitled pursuant to the paid time off policy or individual agreement or other arrangement applicable to such Company Employee immediately prior to the Effective Time (the “Paid Time Off Policy”), Parent shall cause the Surviving Company to (i) allow such Company Employee to use such accrued paid time off consistent with the generally applicable policies of the Surviving Company for use of paid time off and (ii) if any Company Employee’s employment terminates during the Continuation Period, pay the Company Employee, in cash, an amount equal to the value of the accrued paid time off to the same extent that the Company Employee would have received a cash payment therefor under the Paid Time Off Policy as in effect as of immediately prior to the Effective Time.

(d)            With respect to all employee benefit plans of Parent, the Surviving Company and their respective Affiliates providing any benefits to any Company Employee after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any paid time off and severance plans), for purposes of determining eligibility to participate, level of benefits, and vesting (and excluding benefit accruals and early retirement subsidies under any defined benefit pension plan (other than any Company Plan in effect as of the Effective Time and listed on Section 3.10(a) of the Company Disclosure Letter)), each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Company or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(e)            Parent shall, or shall cause the Surviving Company to use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Company or any of its Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time.  Parent shall, or shall cause the Surviving Company to use commercially reasonable efforts to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(f)             For purposes of any Company Plan containing a definition of “change in control” or “change of control” (or term of similar import), the occurrence of the Closing shall be deemed to constitute a “change in control” or “change of control” (or such term of similar import) under such Company Plan.  Any definition of “Constructive Termination” in any Company Plan (including the Company’s Long-Term Cash Plan) shall be deemed modified to include relocation of a participant’s principal place of employment by more than 35 miles from their principal place of performance immediately prior to the Effective Time.

(g)            Parent shall, or shall cause the Surviving Company to, provide (i) each Company Employee who participates in the Company’s Management Incentive Plan in respect of the Company’s fiscal year 2017, a payment with respect to such Company Employee’s annual bonus under such plan in accordance with the terms set forth in Section 5.10(g)(i) of the Company Disclosure Letter, (ii) each Company Employee who participates in the Company’s long-term cash plan in respect of the 2015-2017 and/or 2016-2018 performance cycles, a payment with respect to such Company Employee’s award under such plan in accordance with the terms set forth in Section 5.10(g)(ii) of the Company Disclosure Letter and (iii) the payments described in Section 5.10(g)(iii) of the Company Disclosure Letter.

(h)            The provisions of this Section 5.10 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.10 is intended to, or shall, constitute the establishment or adoption of or, except as provided in Section 5.10(f), an amendment to any employee benefit plan for purposes of ERISA or otherwise and, except as provided in Section 2.03(c), no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.

Section 5.11            Notification of Certain Matters; Shareholder Litigation.  Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions.  Subject to applicable Law, each party shall give the other party the opportunity to participate, at such other party’s sole cost and expense, in the defense and settlement of any litigation by any shareholder of the Company against the first party or its directors relating to this Agreement or the Transactions, and no such settlement shall be agreed to without such other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.12           Existing Company Indebtedness.

(a)            Concurrently with the Closing, Parent shall cause the Surviving Company to (i) issue and cause to be executed by the requisite parties a supplemental indenture pursuant to Section 803 of that certain indenture, dated as of November 9, 2012, between the Company, OneBeacon U.S. Holdings, Inc. and The Bank of New York Mellon Trust Company, National Association, as supplemented by the First Supplemental Indenture, dated as of November 9, 2012, among OneBeacon U.S. Holdings, Inc., as issuer, the Company, as guarantor, and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Notes Indenture”) and (ii) comply with the applicable provisions of the Notes Indenture, including the delivery of any officers’ certificate and opinion of counsel required thereunder.  For the avoidance of doubt, the term “Transactions” shall include the execution of such supplemental indenture.

(b)            If requested by Parent, the Company shall provide reasonable cooperation to Parent, Holdco and Merger Sub in arranging for, at the Closing, the termination of existing Indebtedness (including of the Existing Credit Facility) of the Company and its Subsidiaries and, if applicable, the procurement of customary payoff letters in connection therewith.  In the event that Parent determines in its reasonable discretion that it is necessary or desirable to arrange for, on or prior to the Closing Date, (i) the amendment, restructuring or refinancing of any existing Indebtedness (including of the Existing Credit Facility) of the Company and its Subsidiaries or (ii) new Indebtedness of the Company and its Subsidiaries, in each case in order to, among other things, permit the consummation of the Transactions ((i) and (ii) together, the “Financing”), then, subject to Section 5.12(c), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cooperate, and to cause its Representatives to cooperate, with Parent in connection with such Financing. Notwithstanding anything contained in this Section 5.12(b), Parent agrees that (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries prior to the Closing Date, (B) the Company shall not be required to incur or commit to any obligation or liability in connection with any such Financing prior to the Closing Date unless contingent upon the occurrence of the Closing, (C) such requested cooperation shall not be required to the extent that it would result in a significant modification within the meaning of Treasury Regulations Section 1.1001-3 unless contingent upon the occurrence of the Closing, and (D) the Closing shall in no event be conditioned or contingent upon any such Financing and (E) the Company shall not be obligated to cooperate with respect to, any such Financing to the extent that such Financing would reasonably be expected to prevent, or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(c)            The Company shall cooperate with and provide commercially reasonable assistance to Parent in connection with this Section 5.12, including executing and delivering, at the Closing, any officer’s certificates of the Company reasonably requested by Parent.  Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of outside legal counsel) in connection with any and all of the matters contemplated by Section 5.12(b) and this Section 5.12(c) (other than arising from fraud or dishonesty on the part of the Company or its Subsidiaries), whether or not the Transactions are consummated or this Agreement is terminated.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out of pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with Section 5.12(b) and this Section 5.12(c) whether or not the Transactions are consummated or this Agreement is terminated.

Section 5.13           Merger Sub Shareholder Approval.  Immediately following the execution of this Agreement, Holdco shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, a written consent approving this Agreement, the Statutory Merger Agreement and the Transactions (the “Merger Sub Shareholder Approval”).

Section 5.14           Stock Exchange De-listing.  Parent and the Company shall use their respective reasonable best efforts to cause the Company’s securities to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 5.15            Actions with Respect to Certain Company Arrangements.

(a)            Concurrently with the Closing, the Company shall cause the Transition Services Agreement and the Investment Management Agreement to be duly executed by the parties thereto.

(b)            Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the Registration Rights Agreement and the Separation Agreement to be terminated as of the Effective Time such that, in the case of the Registration Rights Agreement,  following the Effective Time, Parent, the Company and their respective Affiliates shall not have any further liability or obligation whatsoever thereunder.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01           Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the Company, Parent, Holdco and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)            Required Shareholder Approvals.  The Required Shareholder Approvals shall have been obtained.

(b)            Other Approvals.  (i) Any waiting period (or extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and (ii) the Consents of, or declarations, notifications or filings with, and the other terminations or expirations of waiting periods required from, the Governmental Authorities set forth in Section 6.01(b) of the Company Disclosure Letter shall have been filed, have occurred or been obtained (clauses (i) and (ii), collectively, the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.

(c)            No Injunctions or Restraints.  No injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (in each case, if with respect to any Antitrust Laws or Insurance Laws, solely with respect to the Required Regulatory Approvals) (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise making illegal or prohibiting consummation of the Merger.

Section 6.02            Conditions to Obligations of Parent, Holdco and Merger Sub.  The obligations of Parent, Holdco and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties.  The representations and warranties of the Company (i) set forth in Section 3.06(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) set forth in Section 3.02(a) shall be true and correct in all respects other than de minimis inaccuracies therein, (iii) set forth in Section 3.02(b), Section 3.03(a),  Section 3.03(b), Section 3.03(d), Section 3.14 and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) set forth in this Agreement, other than those Sections specifically identified in clause (i), (ii) or (iii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)            Performance of Obligations and Agreements of the Company.  The Company shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

Section 6.03           Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties.  The representations and warranties of Parent, Holdco and Merger Sub (i) set forth in Section 4.02(a), Section 4.02(b) and Section 4.02(d) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent, Holdco and Merger Sub by an executive officer of Parent to such effect.

(b)            Performance of Obligations and Agreements of Parent, Holdco and Merger Sub.  Parent, Holdco and Merger Sub shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent, Holdco and Merger Sub by an executive officer of Parent to such effect.

Section 6.04           Frustration of Closing Conditions.  The Company may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if the failure of the Company to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, was a principal cause of or resulted in the failure of such condition to be satisfied.  Neither Parent, Holdco nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if the failure of Parent, Holdco or Merger Sub to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, was a principal cause of or resulted in the failure of such condition to be satisfied.

ARTICLE VII

TERMINATION

Section 7.01           Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Shareholder Approvals (except as otherwise expressly noted):

(a)            by the mutual written consent of the Company and Parent duly authorized by each of the Company Board and the Parent Board;

(b)            by either of the Company or Parent:

 (i)              if the Merger shall not have been consummated on or before January 2, 2018 (as such date may be extended pursuant the first proviso to this Section 7.01(b)(i) and, if applicable, Section 8.08, the “Walk-Away Date”); provided, however, that if on such date the condition precedent to the consummation of the Merger and the other Transactions contemplated hereby set forth in Section 6.01(b) shall not have been satisfied but all other conditions precedent to the consummation of the Merger and the other Transactions contemplated hereby have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing are capable of being satisfied on that date), then the Walk-Away Date shall automatically be extended to March 2, 2018; provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party if the breach in any material respect by such party of its representations and warranties set forth in this Agreement or the failure in any material respect of such party to perform any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date (it being understood that Parent, Holdco and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

 (ii)             if any Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have performed in all material respects its obligations under this Agreement, including to use its reasonable best efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; or

 (iii)           if the Required Shareholder Approvals shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)            by Parent:

 (i)              if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement (other than as addressed in Section 7.01(c)(ii)), which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured prior to the Walk-Away Date, or if capable of being cured, has not been cured by the Company within thirty (30) days after the Company’s receipt of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent, Holdco or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

 (ii)            prior to receipt of the Required Shareholder Approvals, if (A) the Company Board makes or publicly proposes to make an Adverse Recommendation Change or (B) there shall have occurred any material Willful Breach of Section 5.02 or Section 5.03 (provided that, for purposes of this Section 7.01(c)(ii)(B), a material Willful Breach by any Representative of the Company of clauses (i) and (iii) of Section 5.02(a) (assuming each such Representative was bound to such covenant in the same manner as the Company as a direct party thereto) shall be deemed to be a material Willful Breach of the Company); or

(d)            by the Company:

 (i)              if Parent, Holdco or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured prior to the Walk-Away Date, or if capable of being cured, has not been cured by Parent, Holdco or Merger Sub within thirty (30) days after Parent’s receipt of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

 (ii)            prior to receipt of the Required Shareholder Approvals, in connection with entering into a Company Acquisition Agreement in accordance with clause (ii) of the second sentence of Section 5.02(d); provided that prior to or simultaneously with such termination the Company pays the amounts due under Section 7.03 in accordance with the terms thereof.

Section 7.02           Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.12(c), this Section 7.02, Section 7.03, Article VIII, the Confidentiality Agreement and the last sentence of Section

5.07, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Holdco, Merger Sub, the Company or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for any Willful Breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement or fraud; provided that if either party receives any payments for damages pursuant to this Section 7.02 from another party in respect of any such Willful Breach and also receives any payment pursuant to Section 7.03, the amount of such payments for damages made by the applicable party in respect of any such Willful Breach shall be reduced by the amount of such payment pursuant to Section 7.03.

Section 7.03           Termination Fee.

(a)            In the event that:

 (i)              (A) a bona fide Takeover Proposal shall have been publicly made or proposed after the date of this Agreement and not withdrawn at least three (3) business days prior to the Company Shareholders Meeting or termination date, as applicable, (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(i) and (C) within twelve (12) months of the date this Agreement is terminated, the Company consummates any Takeover Proposal or enters into a definitive agreement with respect to any Takeover Proposal that is thereafter consummated; provided that for purposes of clause (C) of this Section 7.03(a)(i), the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”;

 (ii)            this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii); or

 (iii)           this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii);

then, in any such event under clause (i), (ii) or (iii) of this Section 7.03(a), the Company shall pay the Company Termination Fee to Parent or its designee by wire transfer of same-day funds (x) in the case of Section 7.03(a)(iii), within two (2) business days after such termination, (y) in the case of Section 7.03(a)(ii), prior to or simultaneously with such termination or (z) in the case of Section 7.03(a)(i), two (2) business days after the consummation of such Takeover Proposal; it being understood that in no event shall the Company be required to pay the Company Termination Fee more than once.  As used herein, “Company Termination Fee” shall mean a cash amount equal to $85,100,000.  Subject to Section 7.02 and Section 7.03(e) in the event that Parent or its designee shall receive full payment of the Company Termination Fee pursuant to this Section 7.03(a), together with any reimbursement of applicable expenses pursuant to Section 7.03(b) and Section 7.03(c), the receipt of the applicable Company Termination Fee and the expenses referred to in Section 7.03(b) and Section 7.03(c) shall be the sole and exclusive remedy for any and all losses or damages suffered or incurred by Parent, Holdco, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Holdco, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Action against the Company or any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(b)            In the event that this Agreement is terminated by (i) the Company or Parent pursuant to Section 7.01(b)(iii) or (ii) the Company pursuant to Section 7.01(d)(ii), then the Company shall pay to Parent Parent’s Expenses by wire transfer of same-day funds within two (2) business days after such termination, it being understood that in no event shall the payment for Expenses under this Section 7.03(b) exceed $17,000,000 (the “Parent Expense Cap Amount”).

(c)            In the event that this Agreement is terminated by (i) the Company or Parent pursuant to Section 7.01(b)(iii), (ii) the Company pursuant to Section 7.01(d)(ii) or (iii) by Parent pursuant to Section 7.01(c)(ii)(B), then the Company shall pay to Parent all reasonable and documented out-of-pocket expenses (including fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent and its Affiliates) incurred by Parent in connection with hedging transactions entered into in connection with the Transactions by wire transfer of same-day funds within two (2) business days after such termination, it being understood that in no event shall the payment of such documented out-of-pocket expenses exceed $5,000,000 (the “Hedging Expense Cap Amount”).

(d)            Each of the parties hereto acknowledges that in no event shall the Company be required to pay an aggregate amount in excess of the Company Termination Fee plus the Hedging Expense Cap Amount plus, in the case of a termination pursuant to Section 7.01(b)(iii) or Section 7.01(d)(ii), the Parent Expense Cap Amount, whether or not each such amount may be payable under the applicable provisions of this Agreement at the same time or at different times and upon the occurrence of different events. Each of the parties hereto also acknowledges that in no event shall the Company be required to pay amounts pursuant to both Section 7.03(b) and Section 7.03(c) in respect of the same expenses incurred by the Parent.

(e)            Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if the Company or Parent, as applicable fails to timely pay any amount due pursuant to this Section 7.03, and, in order to obtain the payment, the other party commences an Action which results in a judgment against the first party for the payment set forth in this Section 7.03, the first party shall pay the other party for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII

MISCELLANEOUS

Section 8.01           No Survival of Representations and Warranties.  This Article VIII and the agreements of the Company, Parent, Holdco and Merger Sub contained in Article II and in Section 5.08 and Section 5.10 shall survive the Effective Time.  No other representations, warranties, obligations or agreements in this Agreement shall survive the Effective Time.

Section 8.02           Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Required Shareholder Approvals, only by written agreement of the parties hereto, by action taken by the Parent Board and the Company Board; provided, however, that following receipt of the Required Shareholder Approvals, there shall be no amendment or change to the provisions hereof which by applicable Law would require further approval by the holders of Company Shares without such approval.

Section 8.03            Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent, Holdco and Merger Sub shall be deemed a single party for purposes of the foregoing).  Notwithstanding the foregoing, no failure or delay by the Company, Parent, Holdco or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.04           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.04 shall be null and void.

Section 8.05           Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.06           Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the Exhibits and Schedules attached hereto, the Company Disclosure Letter, the

Parent Disclosure Letter, the Confidentiality Agreement and the Voting Agreement, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for: (i) if the Effective Time occurs, (A) the right of the holders of Company Shares to receive the Merger Consideration payable in accordance with Section 2.01 and Section 2.02 and (B) the right of the holders of Company Awards as set forth in Section 2.03 and Section 2.04, and (ii) the provisions set forth in Section 5.08 of this Agreement are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.  Notwithstanding the foregoing, the Company shall have the right to seek on behalf of the holders of Company Shares and Company Awards, through an Action brought by the Company, damages from Parent in the event of a breach of this Agreement by Parent in respect of amounts that would have been recoverable by such holders under the circumstances of the applicable breach if all such holders brought an action against Parent and were recognized as third party beneficiaries hereunder.  The representations and warranties in this Agreement are the product of negotiations among the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.03 without notice or liability to any other Person.  Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07           Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Bermuda are mandatorily applicable to the Merger.

(b)            All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the Transactions (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action.  The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.11 of this Agreement.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.08           Specific Enforcement.  The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement.  The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.  If, prior to the Walk-Away Date, any party hereto brings any action, in each case, in accordance with this Section 8.08, to enforce specifically the performance of the terms and provisions hereof by any other party, the Walk-Away Date shall automatically be extended (x) for the period during which such action is pending, plus ten (10) business days or (y) by such other time period established by the court presiding over such action, as the case may be.

Section 8.09           WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10           Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity.  The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 8.11           Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to:

Intact Financial Corporation 2020, boul. Robert-Bourassa, 6e étage Montréal, Québec H3A 2A5
Attention:	Frédéric Cotnoir
Facsimile:	(514) 842-6958
Email:	frederic.cotnoir@intact.net

Attention:	Don Fox
Facsimile:	(514) 842-6958
Email:	don.fox@intact.net

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036
Attention:	Jon A. Hlafter
Facsimile:	212-735-2000
Email:	jon.hlafter@skadden.com

Attention:	Todd E. Freed
Facsimile:	212-735-2000
Email:	todd.freed@skadden.com

If to Holdco or Merger Sub, to:

c/o ASW Law Limited Crawford House 50 Cedar Avenue Hamilton HM11 Bermuda
Attention:	Frédéric Cotnoir
Facsimile:	(514) 842-6958
Email:	frederic.cotnoir@intact.net

Attention:	Don Fox
Facsimile:	(514) 842-6958
Email:	don.fox@intact.net

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036
Attention:	Jon A. Hlafter
Facsimile:	212-735-2000
Email:	jon.hlafter@skadden.com

Attention:	Todd E. Freed
Facsimile:	212-735-2000
Email:	todd.freed@skadden.com

If to the Company, to:

OneBeacon Insurance Group, Ltd. 605 Waterford Park 605 Highway 169 North Suite 800 Plymouth, Minnesota 55441
Attention:	Maureen A. Phillips
Facsimile:	888-353-6247
Email:	MPhillips@OneBeacon.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Attention:	Philip A. Gelston
Facsimile:	212-474-3700
Email:	pgelston@cravath.com

Attention:	Ting S. Chen
Facsimile:	212-474-3700
Email:	tchen@cravath.com

and

White Mountains Insurance Group, Ltd. 80 South Main Street Hanover, NH 03755
Attention:	Robert Seelig, General Counsel
Facsimile:	Facsimile: 603-643-4592
Email:	rseelig@whitemountains.com

and

White Mountains Insurance Group, Ltd. 26 Reid Street Hamilton, HM11 Bermuda
Attention:	Robert Seelig, General Counsel
Facsimile:	603-643-4592
Email:	rseelig@whitemountains.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.12           Severability.  If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.12 with respect thereto.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate to attempt to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13           Definitions.

(a)            As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” means legal actions, causes of action, claims, demands, controversies, disputes, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable non-U.S. antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable SAP” means, with respect to any Company Insurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under the Insurance Law of such Company Insurance Subsidiary’s domiciliary jurisdiction.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Bermuda are authorized or required by Law to be closed.

“Company Award” means a Company Restricted Share, Company Fixed RSU Award, Company Performance Share Award or Company Performance Unit Award, as applicable.

“Company Bye-Laws” means the Company’s Amended and Restated Bye-Laws, as amended to the date of this Agreement.

“Company Charter” means the Company’s Memorandum of Association, as amended to the date of this Agreement.

“Company Organizational Documents” means the Company Charter and the Company Bye-Laws.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Pension Plan” means a Company Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA.

“Company Plan” means each plan, program, policy, agreement or other arrangement that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (iv) an individual employment, consulting, severance, retention, change-in-control or other similar agreement between such Person and the Company or any of its Subsidiaries or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, paid time off, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case, that is (A) sponsored, maintained or contributed to by the Company or any of its Subsidiaries (or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to) or with respect to which the Company or any of its Subsidiaries has any actual or contingent liability and (B) for the benefit of current or former directors, officers, employees or independent contractors of the Company or any of its Subsidiaries, but excluding in each case, any such plan, program, policy, agreement or other arrangement required by applicable Law, sponsored by a Governmental Authority, or that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

“Company Share Plans” means the OneBeacon Long-Term Incentive Plan (2007) and the OneBeacon 2017 Long-Term Incentive Plan, as applicable, in each case as may be amended or restated from time to time.

“Consent” means any consent, waiver, approval, license, Permit, order, non-objection or authorization.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement.

“Designated Directors” means the members of the Company Board that are not members of the management of WTM or its Subsidiaries or members of the Board of Directors of WTM.

“Dissenting Shares” means Company Shares held by a holder of Company Shares who (a) did not vote in favor of the Merger, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Shares to require appraisal of their Company Shares pursuant to the Bermuda Companies Act and (c) did not fail to exercise such right to appraisal or deliver an Appraisal Withdrawal.

“Environmental Law” means any Law regulating or relating to the protection of human health from exposure to any “hazardous substance”, natural resource damages or the protection of the environment, including laws relating to the protection of wetlands, pollution or the use, generation, management, handling, “transport”, “treatment”, “disposal”, “storage”, or “release” of hazardous substances (as those terms are defined in CERCLA).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Credit Facility” means that certain Credit Agreement, dated as of September 29, 2015, among the Company, OneBeacon U.S. Holdings, Inc., the Lenders party thereto, and U.S. Bank National Association.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket expenses (including fees and expenses of counsel, accountants, investment bankers, experts and consultants to such Person and its Affiliates) incurred by such Person or on its behalf in connection with or related to the evaluation, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Merger, the solicitation of shareholder approvals, the filing of any required notices under the HSR Act or other Antitrust Laws or Insurance Laws, any filing with, and obtaining of any necessary action or non-action, consent or approval from any Governmental Authority, engaging the services of the Paying Agent, obtaining third party consents, any other filings with the SEC and all other matters, in each case, in connection with the Merger and the other Transactions.

“FASB” means the Financial Accounting Standards Board.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies, whether federal, national, provincial, state, local, foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies, under Insurance Laws.

“Intellectual Property” means all intellectual property and other similar rights in any jurisdiction, whether registered or unregistered, including such rights in and to any: (i) patent (including all reissues, divisions, continuations, continuations-in-part, re-examinations, substitutions and extensions thereof) and invention disclosure; (ii) trademark, servicemark, trade name, business name, brand name, domain name, social media identifier, logo, slogan, trade dress, design right and other similar designations of source or origin, including any and all goodwill associated therewith; (iii) copyright and copyrightable subject matter and database rights; and (iv) trade secret, know-how and other information of a confidential nature, in each case, together with any registrations or applications to register any of the foregoing.

“Investment Management Agreement” means the Second Amended and Restated Investment Management Agreement substantially in the form attached hereto as Exhibit C, with such changes as may be consented to by the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed), to be executed and delivered by the Company, certain Subsidiaries of the Company and White Mountains Advisors LLC, as provided by the terms hereof.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Company Disclosure Letter and (ii) with respect to Parent, Holdco or Merger Sub, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Parent Disclosure Letter.

“Liens” means any pledges, liens, claims, options, charges, mortgages, encumbrances, leases, licenses, hypothecations or security interests of any kind or nature.

“Material Adverse Effect” means any effect, change, event, circumstance, development or occurrence that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (a) has a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) would prevent or materially impair or delay the ability of the Company to consummate the Merger or perform its obligations hereunder; provided, however, that, for purposes of clause (a) only, none of the following, and no effect, change, event, circumstance, development or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: any effect, change, event, circumstance, development or occurrence that results from (i) changes, events or conditions generally affecting the insurance or risk management industries in the geographic regions or product markets in which the Company and its Subsidiaries operate or underwrite insurance or reinsurance or manage risk, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (iii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism (including cyber-terrorism) or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism or man-made disaster, (v) any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster or any conditions resulting from such natural disasters (including increases in liabilities under or in connection with insurance Contracts to which the Company or any of its Subsidiaries is a party arising from such a disaster), (vi) the execution and delivery of this Agreement or the public announcement, pendency or performance of the Transactions, including any Action with respect to the Transactions and including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, customers, insureds, policyholders, brokers, agents, financing sources, business partners, service providers, Governmental Authorities or reinsurance providers (but taking into account any action by any such Person not arising from such execution, delivery, announcement, pendency or performance), (vii) any change or announcement of a potential change, in and of itself, in the Company’s or any of its Subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of the Company’s or its Subsidiaries’ businesses, (viii) any change, in and of itself, in the market price, credit ratings or trading volume of the Company’s or any of its Subsidiaries’ securities, (ix) any change in applicable Law, regulation, GAAP (or authoritative interpretation or enforcement thereof) or in Applicable SAP, including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners, any Insurance Regulator and the FASB or (x) any action expressly required to be taken by the Company, or that the Company is expressly required to cause one of its Subsidiaries to take, pursuant to, or any failure of the Company or any of its Subsidiaries to take an action expressly prohibited by, the terms of this Agreement (it being understood that the exceptions in clauses (iii), (vii) and (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (x) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event, circumstance, development or occurrence referred to in clauses (i), (ii), (iv), (v) or (ix) (other than, with respect to clause (ix), any changes in Laws with respect to Taxes) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect, change, event, circumstance, development or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants engaged primarily in the insurance or risk management industries in the geographic regions or product markets in which the Company and its Subsidiaries operate or underwrite insurance or reinsurance or manage risk (in which case the disproportionate effect or effects may be taken into account in determining whether or not a Material Adverse Effect has occurred).

“Parent Disclosure Letter” means the disclosure letter delivered by Parent, Holdco and Merger Sub to the Company on the date of this Agreement.

“Parent Material Adverse Effect” means any effect, change, event, circumstance, development or occurrence that would, individually or in the aggregate, prevent or materially impair or delay the ability of Parent, Holdco or Merger Sub to consummate the Merger or perform its obligations hereunder.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and in either case for which adequate reserves have been maintained in accordance with GAAP and Applicable SAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, of the Company or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (iv) Liens granted in connection with the insurance or reinsurance business of the Company or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (A) in connection with (1) pledges of such instruments or investments to collateralize letters of credit delivered by the Company or its Subsidiaries, (2) the creation of trust funds for the benefit of ceding companies, (3) underwriting activities of the Company or its Subsidiaries, (4) deposit liabilities, (5) statutory deposits, (6) ordinary-course securities lending and short-sale transactions and (B) with respect to investment securities held in the name of a nominee, custodian or other record owner, (v) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vi) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records, (vii) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (viii) Liens created by or through the actions of Parent or any of its Affiliates, (ix) Liens discharged at or prior to the Effective Time, (x) transfer restrictions imposed by Law and (xi) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.

“Per Share Accrued Dividends” means (i) with respect to any Company Restricted Share, an amount in cash equal to the value of any dividends accrued (including, for the avoidance of doubt, in respect of any extraordinary cash dividends) pursuant to the applicable Company Restricted Share award agreement or any action taken by the Company Board under the applicable Company Share Plan, which remain unpaid as of immediately prior to the Effective Time and (ii) with respect to each Company Share underlying any Company Fixed RSU Award or Company Performance Share Award, an amount in cash equal to the value of any dividend equivalent payments thereto accrued (including, for the avoidance of doubt, in respect of any extraordinary cash dividends) pursuant to the applicable Company Fixed RSU Award or Company Performance Share Award agreement or any action taken by the Company Board under the applicable Company Share Plan, which remain unpaid as of immediately prior to the Effective Time.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of November 14, 2007 between the Company and White Mountains Insurance Group, Ltd., as amended or supplemented from time to time.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other advisors, and other representatives.

“Separation Agreement” means the Separation Agreement, dated as of November 14, 2006 between the Company and White Mountains Insurance Group, Ltd., as amended or supplemented from time to time.

“Statutory Merger Agreement” means the Statutory Merger Agreement in the form attached hereto as Exhibit A to be executed and delivered by the Company, Holdco and Merger Sub as provided by the terms hereof.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Tax” means all U.S. and non-U.S. federal, national, provincial, state or local taxes, charges, fees, levies, duties, customs, tariffs, imposts, or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, premium, capital, ad valorem, value-added, excise, real property, personal property, sales, use, severance, stamp, transfer, withholding, employment, payroll, occupation, social security, unemployment, inventory, capital stock, license, estimated and franchise taxes imposed by a Governmental Authority, together with any interest, penalties, fines, assessments or additions to tax imposed with respect to such amounts.

“Tax Returns” means all reports, returns, declarations, statements, questionnaire, certificate, report, bill, claim for refund or other information supplied or required to be supplied to a Governmental Authority relating to Taxes or any election, declaration, schedule or attachment thereto, or any amendment thereof.

“Transactions” means, collectively, the transactions contemplated by this Agreement, the Statutory Merger Agreement and the Voting Agreement, including the Merger.

“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached hereto as Exhibit B, with such changes as may be consented to by the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed), to be executed and delivered by the Company and WTM as provided by the terms hereof.

“WTM” means White Mountains Insurance Group, Ltd., a Bermuda exempted limited liability company.

“Willful Breach” shall mean a material breach that is caused by an action or omission to act where both of the following conditions exist: (a) the action or omission to act was itself deliberate; and (b) such deliberate action or omission to act was taken or omitted to be taken by a Person with knowledge that such act or omission to act would constitute a breach of this Agreement.

(b)            The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in Section 8.13(a)	Section

Acceptable Confidentiality Agreement	Section 5.02(f)
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Appraisal Withdrawal	Section 2.05(b)
Appraised Fair Value	Section 2.05(a)
Bankruptcy and Equity Exception	Section 3.03(a)
Bermuda Companies Act	Section 1.01
Book-Entry Share	Section 2.01(c)
Capitalization Date	Section 3.02(a)
CERCLA	Section 3.26
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.02
Claim	Section 5.08(b)
Class A Book-Entry Shares	Section 2.02(b)
Class A Certificates	Section 2.02(b)
Class A Shares	Section 2.01
Class B Certificates	Section 2.02(e)
Class B Shareholder Approval	Section 3.03(d)
Class B Shares	Section 2.01
Closing	Section 1.06
Closing Date	Section 1.06
Code	Section 2.02(h)
Company	Preamble
Company Acquisition Agreement	Section 5.02(d)
Company Board	Recitals
Company Board Recommendation	Section 3.03(b)
Company Disclosure Letter	Article III
Company Employee	Section 5.10(a)
Company Fixed RSU Award	Section 2.03(a)(ii)
Company Insurance Approvals	Section 3.04
Company Insurance Subsidiary	Section 3.17
Company Notice	Section 5.02(d)(ii)
Company Performance Share Award	Section 2.03(a)(iii)
Company Performance Unit Award	Section 2.03(a)(iv)
Company Preference Shares	Section 3.02(a)
Company Reinsurance Contracts	Section 3.20
Company Restricted Share	Section 2.03(a)(i)
Company Rights	Section 3.02(b)
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(b)
Company Shareholder Approval	Section 3.03(d)
Company Shareholders Meeting	Section 5.03(b)
Company Shares	Section 2.01
Company Statutory Statements	Section 3.18(a)

Company Termination Fee	Section 7.03(a)(iii)
Confidentiality Agreement	Section 5.07
Continuation Period	Section 5.10(a)
Credit Suisse	Section 3.23
Effective Time	Section 1.02
ERISA Affiliate	Section 3.10(c)
Exchange Act	Section 3.02(b)
Exchange Fund	Section 2.02(a)
Existing Confidentiality Agreement	Section 5.02(a)
Existing Shareholder Group	Recitals
Filed SEC Documents	Article III
Hedging Expense Cap Amount	Section 7.03(c)
Holdco	Preamble
Holdco Board	Recitals
Indebtedness	Section 5.01(a)(ii)
Indemnitee	Section 5.08(a)
Indemnitees	Section 5.08(a)
Intervening Event	Section 5.02(j)
Investment Assets	Section 3.12(a)
Investment Guidelines	Section 3.12(a)
Laws	Section 3.08
Material Contract	Section 3.16(a)
Maximum Premium	Section 5.08(c)
Merger	Recitals
Merger Application	Section 1.02
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Shareholder Approval	Section 5.13
Merger Sub Shares	Section 2.01
Notes Indenture	Section 5.12(a)
Paid Time Off Policy	Section 5.10(c)
Parent	Preamble
Parent Board	Recitals
Parent Expense Cap Amount	Section 7.03(b)
Parent Insurance Approvals	Section 4.03
Participant	Section 5.01(a)(vi)
Paying Agent	Section 2.02(a)
Performance Percentage	Section 2.03(a)(iii)
Performance Shares	Section 2.03(a)(iii)
Performance Units	Section 2.03(a)(iv)
Permits	Section 3.08
Proxy Statement	Section 3.04
Registrar	Section 1.02
Related Party Transaction	Section 3.25
Required Regulatory Approvals	Section 6.01(b)

Required Shareholder Approvals	Section 3.03(d)
Restraints	Section 6.01(c)
Sarbanes-Oxley Act	Section 3.05(d)
SEC	Section 3.04
Securities Act	Section 3.02(c)
Superior Proposal	Section 5.02(h)
Surviving Company	Section 1.01
Takeover Law	Section 3.14
Takeover Proposal	Section 5.02(g)
Transfer Taxes	Section 5.05
Voting Agreement	Recitals
Walk-Away Date	Section 7.01(b)(i)

Section 8.14           Fees and Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement, the Voting Agreement and the other Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

Section 8.15           Interpretation.

(a)            When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.

(b)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ONEBEACON INSURANCE GROUP, LTD.

By:	/s/ T. Michael Miller
Name: T. Michael Miller
Title: President and Chief Executive Officer

INTACT FINANCIAL CORPORATION

By:	/s/ Charles Brindamour
Name: Charles Brindamour
Title: Chief Executive Officer

By:	/s/ Don Fox
Name: Don Fox
Title: Executive Vice President

INTACT BERMUDA HOLDINGS LTD.

By:	/s/ Charles Brindamour
Name: Charles Brindamour
Title: Authorized Signatory

By:	/s/ Don Fox
Name: Don Fox
Title: Authorized Signatory

INTACT ACQUISITION CO. LTD.

By:	/s/ Charles Brindamour
Name: Charles Brindamour
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

By:	/s/ Don Fox
Name: Don Fox
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

Exhibit A

THIS STATUTORY MERGER AGREEMENT is dated May 2, 2017 (this “Agreement”).

BETWEEN:

(1)
ONEBEACON INSURANCE GROUP, LTD., an exempted limited liability company incorporated under the laws of Bermuda having its registered office at Clarendon House,
2 Church Street, Hamilton HM 11, Bermuda (hereinafter called the “Company”);

(2)
INTACT BERMUDA HOLDINGS LTD., an exempted limited liability company incorporated under the laws of Bermuda having its registered office at Crawford House
50 Cedar Avenue, Hamilton HM11, Bermuda (hereinafter called “Holdco”); and

(3)
INTACT ACQUISITION CO. LTD., an exempted limited liability company incorporated under the laws of Bermuda having its registered office at Crawford House
50 Cedar Avenue, Hamilton HM11, Bermuda (hereinafter called “Merger Sub”).

WHEREAS:

(A)	Merger Sub is a direct wholly owned subsidiary of Holdco;

This Agreement is the Statutory Merger Agreement referred to in the Agreement and Plan of Merger among Intact Financial Corporation, a Canadian corporation having its principal office at 2020, boul. Robert-Bourassa, 6e étage, Montréal, Québec  H3A 2A5 (“Parent”), Holdco, Merger Sub and the Company, dated May 2, 2017 (the “Agreement and Plan of Merger”); and

(B)
Parent, Holdco, Merger Sub and the Company have agreed that Merger Sub will, subject to the terms and conditions set forth herein and in the Agreement and Plan of Merger, merge with and into the Company, with the Company continuing as the Surviving Company, in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”).

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS

Unless otherwise defined herein, capitalized terms have the same meaning as used and defined in the Agreement and Plan of Merger.

2.	EFFECTIVENESS OF MERGER

(a)
The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger and in accordance with the Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company surviving such Merger and continuing as the Surviving Company.

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(b)	The Surviving Company will continue to be a Bermuda exempted limited liability company under the conditions of this Agreement and the Agreement and Plan of Merger.

(c)	The Merger shall be conditional on the satisfaction on or prior to the Closing Date of each of the conditions to the Merger identified in Article VI of the Agreement and Plan of Merger.

(d)	The Merger shall become effective at the time on the Closing Date shown on the Certificate of Merger.

3.	NAME OF SURVIVING COMPANY

The Surviving Company shall be OneBeacon Insurance Group, Ltd.

4.	MEMORANDUM OF ASSOCIATION

The memorandum of association of the Surviving Company shall be the memorandum of association of Merger Sub immediately prior to the Effective Time.

5.	BYE-LAWS

The bye-laws of the Surviving Company shall be the bye-laws of Merger Sub immediately prior to the Effective Time.

6.	DIRECTORS AND OFFICERS

The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

7.	CONVERSION OF SECURITIES

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdco, Merger Sub, the Company or the holder of any share capital of Merger Sub or the Company:

(a)
each common share, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time and owned by Holdco immediately prior to the Effective Time shall automatically be canceled in consideration, together with the Merger Consideration paid by one of Parent’s Subsidiaries organized in Bermuda (including Holdco) pursuant to Section 7(c), for the Company Shares transferred to Holdco pursuant to Section 7(c) and shall cease to exist and be outstanding;

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(b)
all Company Shares that are owned by Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and be outstanding and no consideration shall be delivered in exchange therefor;

(c)
subject to paragraphs (b) and (d), each Company Share that is issued and outstanding immediately prior to the Effective Time, other than any Company Share that is subject to any Company Award, shall as a result of the Merger automatically be transferred by the holders thereof to Holdco in exchange for the right to receive the Merger Consideration; and each  holder of a Certificate or a Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and other payments as set out in the Agreement and Plan of Merger; and

(d)
notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall automatically be transferred by the holders thereof to Holdco in exchange for, unless otherwise required by applicable Law, the right to receive the Merger Consideration as set out in the Agreement and Plan of Merger and, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act is greater than the Merger Consideration, any holder of Dissenting Shares shall be entitled to receive such difference from the Surviving Company by payment made within thirty (30) days after such fair value is finally determined pursuant to such appraisal procedure.

8.	EXECUTION IN COUNTERPARTS

This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

9.	NOTICES

All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

IF TO PARENT, TO:

Intact Financial Corporation 2020, boul. Robert-Bourassa, 6e étage Montréal, Québec H3A 2A5
Attention:	Frédéric Cotnoir
Facsimile:	(514) 842-6958
Email:	frederic.cotnoir@intact.net
Attention:	Don Fox
Facsimile:	(514) 842-6958
Email:	don.fox@intact.net

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with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036
Attention:	Jon A. Hlafter
Facsimile:	212-735-2000
Email:	jon.hlafter@skadden.com

Attention:	Todd E. Freed
Facsimile:	212-735-2000
Email:	todd.freed@skadden.com

IF TO HOLDCO OR MERGER SUB, TO:

c/o ASW Law Limited Crawford House 50 Cedar Avenue Hamilton HM11 Bermuda
Attention:	Frédéric Cotnoir
Facsimile:	(514) 842-6958
Email:	frederic.cotnoir@intact.net
Attention:	Don Fox
Facsimile:	(514) 842-6958
Email:	don.fox@intact.net

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036

Attention:	Jon A. Hlafter
Facsimile:	212-735-2000
Email:	Jon.Hlafter@skadden.com

Attention:	Todd E. Freed
Facsimile:	212-735-2000
Email:	Todd.Freed@skadden.com

IF TO COMPANY, TO:

OneBeacon Insurance Group, Ltd. 605 Waterford Park 605 Highway 169 North Suite 800

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Plymouth, Minnesota 55441
Attention:	Maureen A. Phillips
Facsimile:	888-353-6247
Email:	MPhillips@OneBeacon.com

with copies to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019

Attention:	Philip A. Gelston
Facsimile:	212-474-3700
Email:	pgelston@cravath.com

Attention:	Ting S. Chen
Facsimile:	212-474-3700
Email:	tchen@cravath.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

10.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto submit to the exclusive jurisdiction of the courts of Bermuda.

Signature Page Follows

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IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first written above.

SIGNED for and on behalf of
INTACT BERMUDA HOLDINGS LTD.

By:

Name:

Title:

SIGNED for and on behalf of
INTACT ACQUISITION CO. LTD.

By:

Name:

Title:

SIGNED for and on behalf of
ONEBEACON INSURANCE GROUP, LTD.

By:

Name:

Title:

Exhibit B

FORM OF TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”) is made and entered into as of ___________, by and among White Mountains Insurance Group, Ltd., a Bermuda exempted limited liability company (“White Mountains”), and OneBeacon Insurance Group, Ltd., a Bermuda exempted limited liability company (“OneBeacon”).

RECITALS

A.  On May 2, 2017, OneBeacon entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Intact Financial Corporation, a Canadian corporation (“Parent”), Intact Bermuda Holdings Ltd., a Bermuda exempted limited liability company and a wholly owned subsidiary of Parent (“Holdco”), and Intact Acquisition Co. Ltd., a Bermuda exempted limited liability company and a direct wholly owned subsidiary of Holdco (“Merger Sub”).  The Merger Agreement provides for, subject to the satisfaction or waiver of specified conditions, the merger of Merger Sub with and into OneBeacon (the “Merger”), with OneBeacon surviving the Merger as a direct wholly owned subsidiary of Holdco and an indirect wholly owned subsidiary of Parent.

As of the effective time of the Merger, OneBeacon will cease to be a subsidiary of White Mountains and will become a wholly owned subsidiary of Parent.

B.  White Mountains and OneBeacon, through their respective subsidiaries, have provided certain services to each other prior to the date hereof pursuant to that certain Separation Agreement, dated as of November 14, 2006 (the “Separation Agreement”), by and between White Mountains and OneBeacon.  The Separation Agreement shall terminate upon the execution of this Agreement.

C.  To the extent that other arrangements reasonably satisfactory to the recipient of certain services contemplated to be provided hereunder have not been made as of the date of this Agreement, White Mountains and OneBeacon have agreed to continue the provision of such services after the effective time of the Merger for a limited period of time in accordance with the terms and conditions of this Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, White Mountains and OneBeacon, intending to be legally bound, agree as follows:

1.	Transition Services

1.1            Basic Services.  To facilitate the continued and uninterrupted operation of the parties’ respective businesses following the effective date of the Merger (the “Effective Date”):

(a)            Subject to Article 4, White Mountains shall cause its subsidiaries to provide, to the extent requested, to OneBeacon those services identified on Schedule A, as amended from time to time in accordance with this Agreement.  Such services are referred to herein as the “White Mountains Services”.  The White Mountains Services will be provided in a manner and at a level of service consistent in all material respects with that provided by the White Mountains subsidiaries immediately preceding the date of this Agreement under the terms of the Separation Agreement and, in any event, in a commercially reasonable manner and at a commercially reasonable service level.  To the extent White Mountains uses subcontractors to provide any requested Services as of the Effective Date, White Mountains may continue to use such subcontractors to provide the White Mountains Services to OneBeacon.

(b)            Subject to Article 4, OneBeacon shall cause its subsidiaries to provide, to the extent requested, to White Mountains those services identified on Schedule B, as amended from time to time in accordance with this Agreement.  Such services are referred to herein as the “OneBeacon Services”, and, together with the White Mountains Services, the “Services”. The OneBeacon Services will be provided in a manner and at a level of service consistent in all material respects with that provided by the OneBeacon subsidiaries immediately preceding the date of this Agreement under the terms of the Separation Agreement and, in any event, in a commercially reasonable manner and at a commercially reasonable service level.  To the extent OneBeacon uses subcontractors to provide any requested Services as of the Effective Date, OneBeacon may continue to use such subcontractors to provide the OneBeacon Services to White Mountains.

(c)            Any use of subcontractors to provide any requested Services, other than as provided as of the Effective Date, shall be subject to each party’s prior, written consent.

1.2            Mutually Agreed Additional Services.  Each party shall provide additional services that are not set forth on the Schedules which are reasonably requested by the other party and its subsidiaries, provided that such services (A) were received by the requesting party in whole or in part from the other party or its subsidiaries in the ordinary course prior to the Effective Date, (B) are identified in writing by the requesting party to the other party not later than two (2) months following the Effective Date and (C) are reasonably necessary in order to conduct the operations of the requesting party, provided, however, that such additional services shall be charged out at the recipient’s pro rata share of Cost.  If a party requests additional services, such services shall be set forth on an amendment to Schedule A or Schedule B, as appropriate, and shall thereafter be “Services” under this Agreement.

1.3            Service Fees.  In consideration of the Services provided by each party to the other during the term of this Agreement, each party receiving Services shall pay to the party providing the Services the fees applicable to such Services, computed as provided in the second columns of Schedule A and Schedule B, as applicable (“Service Fees”).  For

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any partial billing interval of Services which are charged on a periodic basis, the party charged shall pay a pro rata amount of the applicable Service Fees, based on the total number of days in such billing interval.

As used in the Agreement and in the Schedules hereto, a party’s “Cost” for providing a service means all direct costs incurred in rendering the services, providing resources or providing the use of facilities, including all costs of personnel travel and all expenses paid to third-parties; provided, however, that no allocation of overhead expenses shall be included in “Cost”.  Unless otherwise indicated on Schedule A or Schedule B, allocations of Cost will be based on time utilized.

Each party receiving Services shall pay any and all sales, goods or services, excise, privilege, value added, lease, use, transfer, consumption or similar gross receipts based taxes on the sale of Services provided by the other party, and any and all taxes otherwise imposed on, sustained or incurred with respect to, or applicable to, the Services provided by such other party.

Each party shall pay and be responsible for its own personal property taxes and taxes based on its own income, profits or assets. Payments for Services or other amounts under this Agreement shall be made net of withholding taxes. Each party shall provide to the other any certifications or other documents reasonably request by the other party to reduce or eliminate any withholding of tax.

1.4            No Extraordinary Capital Expenditures.  Notwithstanding anything herein to the contrary, neither party shall be required to incur any extraordinary capital expenses in providing Services to the other party.

1.5            No Representation or Warranty.  Nothing herein shall be construed as a representation or warranty by any party that all or any portion of the Services provided by it will be suitable or adequate for the other party’s operations or business.

1.6            Currency.  All financial obligations originating from the terms and conditions of this Agreement shall be denominated in U.S. dollars.

1.7            Services Not Permitted by Applicable Law.  Nothing herein should be construed as requiring any party to provide to the other party any services not permitted by applicable law.  Notwithstanding the foregoing, prior to ceasing or modifying any of the Services on the grounds set forth in this Section 1.7, the party providing the Services shall notify the other party in writing and the parties shall work in good faith to develop a workaround that enables the continued provision of the Services in accordance with applicable law.

1.8            Third Party Consents.   If a party’s provision of any Service requires any license or services provided by a third party of a Service included in the then-current White Mountains Services or OneBeacon Services, as applicable, and such party’s contract with the applicable third party for the Service does not permit such third party’s

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license or service to be provided by or passed through such party (as a non-affiliate service provider) to the other party, then the providing party will use commercially reasonable efforts to secure the consent of such third party to provide the receiving party with access to such third party license or Service, as applicable, in accordance with the terms and conditions of this Agreement.  If a party is unable to secure the consent of the applicable third party vendor using its commercially reasonable efforts, then, notwithstanding any provision of this Agreement to the contrary, that party shall have no obligation to provide the impacted Service(s) to the other party.  The parties shall each bear one half of any consent fees charged by such third parties.

2.	Access

2.1            During the term of this Agreement, each party shall on a timely basis make available to the other party and its subsidiaries all information and materials reasonably requested by such party to enable them to provide the Services hereunder.

2.2            Upon reasonable notice, each party shall give the other party and its subsidiaries reasonable access to its premises during normal business hours and at such other times as are reasonably required for the purpose of providing the Services hereunder.

2.3            Until the later of (i) the termination of this Agreement pursuant to Article 4 hereunder, or (ii) the date upon which White Mountains has filed all necessary reports or filings with any applicable governmental or regulatory body as required by applicable law relating to the treatment of OneBeacon as a “discontinued operation” as such term is defined under Accounting Standards Update No. 2014-08 issued by the Financial Accounting Standards Board:

(a)            OneBeacon shall provide White Mountains and its representatives with reasonable access to OneBeacon’s books and records, and its finance and accounting personnel, for such reporting purposes, and

(b)            as requested, OneBeacon shall provide on a timely basis such of its financial books and records and financial statements, prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”), to White Mountains as are required for White Mountains to satisfy its public financial statement filing requirements.

2.4            During the term of this Agreement, each party will permit the other party to access its software and information technology systems, applications and platforms reasonably required by such party for use in connection with the performance of Services (“Host Systems”), in each case for the sole purpose of receiving the Services in accordance with the terms and conditions expressly stated in this Agreement.  Neither party shall have any other obligation to provide the other party with any other access to or use of its information technology systems, information technology, platforms, networks,

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applications, software databases or computer hardware, except as otherwise expressly required by this Agreement.

(a)            In no case shall any party introduce or otherwise expose the other party’s Host System to (a) computer code or instructions (e.g., malicious code or viruses) that may disrupt, damage, or interfere with the Host System or other software or firmware stored or operated thereon, (b) any device that is capable of automatically or remotely stopping any Host System from operating, in whole or in part (e.g., passwords, fuses or time bombs), (c) “back doors” or “trap doors” which allow for any access or bypassing of any security feature of the Host System, or (d) any barriers designed for, or having the effect of, preventing Service Provider from accessing all or any portion of its systems, software or data.

(b)            The party receiving the relevant Services shall, at its sole expense (i) provide all network connectivity necessary for each of its representatives to connect to the Host Systems and (ii) comply, and cause each of its representatives to comply, with all information security policies and procedures of the party providing the relevant Services in connection with their access to the Host Systems and receipt and use of the Services.

3.	Billing/Payment

3.1            Payments.

(a)            On or before the thirtieth (30th) day after the end of each calendar quarter during the term of this Agreement or, if this Agreement terminates prior to the end of a calendar quarter, the immediately succeeding calendar quarter end, each party shall prepare and deliver to the other party’s Representative, an invoice describing in reasonable itemized detail the Services provided and the Service Fees incurred during such quarter.

(b)            Each such invoice delivered pursuant to this Section 3.1 shall be payable within fourteen (14) days after receipt thereof (the “Payment Date”).

3.2            Late Payment.  Payments not made in full by the Payment Date shall bear interest until payment at a per annum rate of interest equal to the “prime rate” for the relevant period(s) as shown in the Wall Street Journal on the date such payment was due.

3.3            Return of Advance Payments.

(a)            If any Service Fees are paid in advance, and the related Services are terminated prior to the end of the period for which early payment was made, an amount equal to the unused portion of the Service Fees (determined on a pro rata basis based on days in the period for which the Service was active), plus interest on such amount at the prime rate from the date the Service was terminated to the date of return,

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shall be returned to the early-paying party in the next billing cycle (or credited against current Service Fees owed) or, if earlier, upon termination of this Agreement.

(b)            If any payments are made in advance, directly or indirectly, in connection with any arrangements or agreements relating to the receipt of services by both OneBeacon and White Mountains, and the related services are terminated prior to the end of the period for which such pre-payment was made, any refund or rebate due to the parties shall be allocated between the parties on a pro rata basis based on the amount of payment made, directly or indirectly, in advance in respect of such services by OneBeacon and White Mountains, respectively; provided, however, that if the cessation of such services to one party is the sole reason for any portion of such refund or rebate, such portion shall be granted solely to such party to the extent such party has, directly or indirectly, paid in advance for such services. All payments allocated pursuant to this Section 3.3(b) shall be made within 14 days of receipt thereof.

4.	Term of Agreement

4.1            This Agreement, commencing on the date hereof, shall continue until the later to occur of (i) the termination of all Services to be provided hereunder according to Section 4.2 below and (ii) [●]1.

4.2            The obligation of a party to provide any particular service shall terminate upon the earliest to occur of (i) the time period for expiration set forth in such Service’s individual description on Schedule A or Schedule B, as applicable, (ii) the mutual agreement to terminate such Service by the parties and (iii) the termination of this Agreement pursuant to Section 4.1 above.

4.3            If a party fails to pay any Service Fees within sixty (60) days following receipt of notice of non-payment, the noticing party shall have the right to terminate this Agreement while such amounts remain unpaid, except with respect to amounts which are being contested in good faith by the noticed party.

4.4            Any termination of this Agreement shall in no way be deemed to release a party from its obligations to pay the other party for all Service Fees due.

5.	Representative

5.1            Each party shall designate an individual (a “Representative”) who shall be vested with all requisite power and authority to act on behalf of such party under this Agreement.  As of the Effective Date, White Mountains’ Representative shall be [●] (the “White Mountains Representative”) and OneBeacon’s Representative shall be [●] (the “OneBeacon Representative”).

1 Note to Draft: Date to be the end of the first full fiscal quarter commencing after the date of this Agreement.

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5.2            Each party agrees to make its Representative reasonably available to the other for consultation regarding any matters for which he or she has responsibility under this Agreement.  The identity of a party’s Representative may be changed by a party from time to time upon not less than two (2) days’ prior written notice to the other party.

6.	Indemnification; Limitations of Liability

6.1            Each party hereby agrees to indemnify, defend and hold harmless the other party and its officers, directors, agents, employees and affiliates from and against any and all losses arising out of, relating to or resulting from third party claims relating to (i) such party’s gross negligence or willful misconduct relating to this Agreement, (ii) such party’s breach of this Agreement, or (iii) the provision of Services by such party that infringes, violates or misappropriates a valid third party patent, copyright or other proprietary right.

6.2            Except for claims arising as a result of a party’s indemnification obligations under Section 6.1, no party shall be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for consequential or punitive damages, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or, the provision of, or failure to provide, any of the Services hereunder, including but not limited to loss of profits, business interruptions and claims of customers or employees.

6.3            The parties hereto agree that no party nor its subsidiaries shall be liable for (a) any delay or failure to perform by it under this Agreement that arises from forces beyond its reasonable control as specified in Section 9 (Force Majeure) of this Agreement, or (b) any delay or failure to perform by a party or its subsidiaries under this Agreement that arises from a delay or failure to perform by such party’s subcontractor, provided that such delay or failure to perform on the part of the subcontractor does not arise from a breach by the party of any of its obligations to the subcontractor or from such party’s gross negligence or (c) any delay or failure to perform by a party under this Agreement that arises from (i) any action, or inaction taken or omitted to be taken by it pursuant to, and in accordance with, instructions received from the other party’s Representative, or (ii) any inaction by it as a result of any failure of a party to provide instructions to the other party on a timely basis.

6.4            A party may rely upon any written notice from the Representative of the other party (including, but not limited to, email or facsimile correspondence).

7.	Attorneys’ Fees

If any lawsuit arises with respect to the Services, the non-prevailing party therein shall pay the prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein which costs and expenses shall be included in any judgment entered in such action.

8.	Records

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Each party shall maintain its business books and records with respect to the Services provided by it for a period of not less than two (2) years following the end of the year in which the Services were provided or any longer period as mandated by applicable law.  Upon reasonable prior written notice and during normal business hours, through its subsidiaries, employees and/or representatives, a party shall have the right to (i) examine and make copies, at its own expense, of such records retained by the other party and its subsidiaries and (ii) reasonable access to any of such other party’s and its subsidiaries’ employees, for the review of the records relating to the Services; provided that confidential information may be redacted from any such records to the extent not related to the Services.

9.	Force Majeure

Neither OneBeacon nor White Mountains shall be considered in default in the performance of its obligations under this Agreement to the extent that its performance of such obligations is prevented or delayed by any cause beyond its control, including but not limited to strikes, labor disputes, civil disturbances, rebellion, invasion, epidemic, hostilities, war, acts of terrorism, embargo, natural disaster, acts of God, fire, sabotage, loss and destruction of property, other events or situations which such party was unable to prevent or overcome despite its exercise of reasonable care.  The party which is rendered unable to perform its obligations as a result of the foregoing shall notify the other party within five (5) business days to discuss the circumstances and potential solutions to such event, including reasonable efforts as to mitigation of such event and the provision of substitute services by a third party, and the parties hereto shall reasonably cooperate with respect thereto.

10.	General

10.1            Amendment and Modification.

This Agreement may be amended, modified or supplemented, only by a written agreement signed by each of the parties hereto.

10.2            Waiver of Compliance; Consents.

Any failure of White Mountains, on the one hand, or OneBeacon, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by OneBeacon or White Mountains, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2.

10.3            Notices.

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Unless otherwise stated in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or by registered or certified mail (postage prepaid, return receipt requested), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)            if to White Mountains, to:

White Mountains Insurance Group, Ltd.
80 South Main Street
Hanover, NH 03755
Attention:  Robert Seelig, General Counsel
 Facsimile:  (603) 643-4592

with a copy (which shall not constitute notice) to:

White Mountains Insurance Group, Ltd.
26 Reid Street
Hamilton, HM11
Bermuda
Attention:  Robert Seelig, General Counsel
 Facsimile:  (603) 643-4592

(b)            if to OneBeacon, to:

OneBeacon Insurance Group LLC
605 North Highway 169
Suite 800
Plymouth, Minnesota 55441
Attention:  Maureen A. Phillips
 Facsimile: (888) 353-6247

with a copy (which shall not constitute notice) to:

Intact Financial Corporation
2020, boul. Robert-Bourassa, 6e étage
Montréal, Québec  H3A 2A5
Attention:  Frédéric Cotnoir
Facsimile:  (514) 842-6958
Email:  frederic.cotnoir@intact.net
Attention:  Don Fox
Facsimile:  (514) 842-6958
 Email:  don.fox@intact.net

10.4            Assignment.

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Neither this Agreement nor any rights or obligations under it are assignable except; provided, however, that a party may delegate its duties and obligations under this Agreement to any of its subsidiaries or, consistent with past practices, to a third-party service provider; provided, however, that such delegation shall not relieve a party of its duties or obligations hereunder.  Any reference to a party shall include any such person to which that party has assigned its rights or delegated its duties or obligations hereunder.

10.5            Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the choice of law principles thereof.

10.6            Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7            Interpretation.

The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  The parties are sophisticated, represented by counsel and jointly have participated in the negotiation and drafting of this Agreement and there shall be no presumption or burden of proof favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.8            Entire Agreement; Termination of Separation Agreement

This Agreement (including the Schedules attached hereto) embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof. Upon execution of this Agreement, the Separation Agreement shall be deemed terminated in all respects, except as set forth therein.

Notwithstanding anything herein to the contrary, nothing herein shall be construed to extinguish either party’s obligation, without duplication of any other amounts set forth herein, to pay any accrued but unpaid amounts owed under the Separation Agreement or any other arrangement between the parties prior to the date hereof.

10.9            No Third Party Beneficiary.

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This Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

10.10            Severability.

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transaction contemplated hereby is fulfilled to the fullest extent possible.

10.11            Consent to Jurisdiction.

Each party irrevocably submits to the exclusive jurisdiction of any federal court within the State of Delaware, or, if the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of White Mountains and OneBeacon further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.11.  Each of White Mountains and OneBeacon irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any such court as provided in this Section 10.11, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.12            Waiver of Jury Trial.

EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY SCHEDULE HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENT (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

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10.13            Independent Contractors.

The relationship between OneBeacon and White Mountains under this Agreement is that of independent contractors.  This Agreement is not intended to create and shall not be construed as creating between OneBeacon, or any of its subsidiaries, and White Mountains, or any of its subsidiaries the relationship of affiliate, principal and agent, joint venture, partnership, or any other similar relationship, the existence of which is hereby expressly denied.

10.14            Confidentiality.

The parties acknowledge that as a result of the provision of the Services contemplated hereunder, they may receive nonpublic and/or personal information regarding customers and employees and information that has been created, discovered or developed by the other parties or their respective subsidiaries and/or in which property rights have been assigned or otherwise conveyed to such other parties or their respective subsidiaries, which information has commercial value to such other parties or their respective subsidiaries and is not in the public domain (“Confidential Information”).  Confidential Information will be and will remain the sole property of such other parties and their respective assigns.  Each party hereby agrees that it will use the same degree of care which it would normally use to protect its own proprietary information to prevent disclosing to third parties Confidential Information.  Each party will not make any use, and will cause its subsidiaries not to make any use, of the Confidential Information, except (i) as contemplated or required by the terms of this Agreement (including the annexes referred to herein), (ii) to the extent such Confidential Information is requested by a third party providing Services hereunder and (iii) as required by applicable law (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or regulation.

10.15            Survival.

The provisions of Sections 1.5, 2.3 and 4.4 and Articles 6, 7, 8 and 10 shall survive termination of this Agreement.

(The remainder of this page has been left blank intentionally.)

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IN WITNESS WHEREOF, the parties have caused this Transition Services Agreement to be executed as of the date first above written

WHITE MOUNTAINS INSURANCE GROUP, LTD.:

By:
Name:
Title:

ONEBEACON INSURANCE GROUP, LTD.:

By:
Name:
Title:

-SCHEDULE A-

Services — White Mountains to OneBeacon	Charge methodology

Employee and Office Services

Until [●][2], White Mountains will cause Bridge Holdings (Bermuda) Ltd. to continue to provide or cause to be provided all services listed in Exhibit A of the Services Agreement dated January 1, 2017, by and between Split Rock Insurance, Ltd. and Bridge Holdings (Bermuda) Ltd. and Exhibit A of the Services Agreement dated January 1, 2017, by and between OneBeacon and Bridge Holdings (Bermuda) Ltd.
Services will be charged out as set forth in Section 4.0 of the applicable Services Agreement.

2 Note to Draft: Date to be the end of the first full fiscal quarter commencing after the date of this Agreement.

A-1

-SCHEDULE B-

Services — OneBeacon to White Mountains	Charge methodology
Software
Until [●][3], OneBeacon will provide maintenance, hosting and technical support and disaster recovery services for White Mountains’ use of PeopleSoft software.	Services will be charged out at the recipient’s pro rata share of Cost.

Payroll and Payroll Tax Reporting

Until the later to occur of (i) the completion of the first two (2) payroll cycles following the date of this Agreement or (ii) December 31, 2017, OneBeacon will manage and process all aspects of payroll for White Mountains employees.

OneBeacon will manage and process all aspects of payroll-related tax reporting for White Mountains employees, including issuing Form W-2s through the period such payroll services are provided.

Services will be charged out at the recipient’s pro rata share of Cost.

For the avoidance of doubt, actual payroll expense will be reimbursed 100% to OneBeacon to the extent fronted for White Mountains employees.

Benefits

(1) OneBeacon shall cause COBRA continuation coverage to be provided to all White Mountains employees who elect such coverage (and where applicable, to such employee’s spouse and eligible dependents) with respect to OneBeacon’s medical, dental, vision, prescription drugs, flexible spending and any other plans subject to COBRA, in accordance with the terms of the applicable plan documents and applicable law.

White Mountains employees will be required to pay the applicable premiums to the plan provider.  Any administrative costs (capped at applicable COBRA limits) will be charged out at White Mountains’ pro rata share of Cost.

3 Note to Draft: Date to be the end of the first full fiscal quarter commencing after the date of this Agreement.

(2) Until [●][4], OneBeacon will include all requested White Mountains employees in its (i) short-term disability plan, (ii) long-term disability, life and accidental death and dismemberment insurance plans and (iii) commuter/pre-tax transit plans.
Services will be charged out at the recipient’s pro rata share of Cost.

(3) With respect to OneBeacon’s nonqualified deferred compensation plans in which current or former White Mountains employees participate, unless such plan is terminated prior to the date of this Agreement or a new plan is adopted by White Mountains and the accounts of such employees have been rolled over into such new plans prior to the date of this Agreement, OneBeacon will maintain and administer such accounts of such employees under such OneBeacon deferred compensation plans, as requested (but no new deferrals or accruals will be made on behalf of White Mountains’ employees after the date of this Agreement).
Services will be charged out at the recipient’s pro rata share of Cost (provided, for the avoidance doubt, that “Cost” does not include any plan liabilities).

(4) To the extent that White Mountains adopts a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), OneBeacon shall permit each current or former White Mountains employee participating in the 401(k) Savings Plan and Employee Stock Ownership Plan (the “KSOP”) to effect a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (whether in cash or in kind (e.g., White Mountains securities)) (including earnings thereon through the date of transfer, and promissory notes evidencing all outstanding loans) under the KSOP; provided, that such rollover is elected in accordance with applicable law by such
N/A

4 Note to Draft: Date to be the end of the first full fiscal quarter commencing after the date of this Agreement.

White Mountains employee and the White Mountains defined contribution plan accepts such rollover.

(5) OneBeacon will continue to assist in facilitating transfers of White Mountains employees’ participation in benefit plans as soon as practicable following the date of this Agreement, including selecting and managing brokers and other third-party contractors and the like, as necessary to handle plan design and eligibility, and engaging and negotiating with third party administrators and other third-party contractors to establish White Mountains replacement benefit plans.
Services will be charged out at the recipient’s pro rata share of Cost.

Information and Reporting Assistance

(1) No later than February 1, [●][5] with respect to the year ending December 31, [●][6], OneBeacon will provide or cause to be provided disclosures related to preliminary unaudited financial results for OneBeacon for the period from January 1, [●][7] through the Effective Date.  OneBeacon shall cause its employees or agents to provide such information in a manner and format consistent with past practice.
Services will be charged out at the recipient’s pro rata share of Cost, including (for the avoidance of doubt) the Cost of any third-party consultants or agents.

(2) No later than [●][8] with respect to the quarter ending [●][9], OneBeacon will provide or cause to be provided preliminary unaudited (i) financial results for OneBeacon for the period from [●][10] through the Effective Date and (ii)	Services will be charged out at the recipient’s pro rata share of Cost, including (for the avoidance of doubt) the Cost of any third-party consultants or agents.

5 Note to Draft: Fiscal year after the closing.

6 Note to Draft: Fiscal year of the closing.

7 Note to Draft: Fiscal year of the closing.

8 Note to Draft: Date of the twelfth calendar day of the first month after the end of the fiscal quarter of the closing.

9 Note to Draft: Date of the end of the fiscal quarter of the closing.

10 Note to Draft: Date of the first day of the fiscal quarter of the closing.

related disclosures. OneBeacon shall cause its employees or agents to provide such information in a manner and format consistent with past practice.

[(3) No later than [●][11], OneBeacon will provide or cause to be provided preliminary unaudited (i) financial results for OneBeacon for the period from January 1, [●][12] through [●][13]and (ii) related disclosures. OneBeacon shall cause its employees or agents to provide such information in a manner and format consistent with past practice.][14]	Services will be charged out at the recipient’s pro rata share of Cost, including (for the avoidance of doubt) the Cost of any third-party consultants or agents.

(4) No later than March 1, [●], OneBeacon will provide or cause to be provided all information reasonably requested by White Mountains for the purposes of preparing and filing its preliminary and definitive proxy statement, including, but not limited to, annual compensation and pay ratio information for all applicable current or former employees of OneBeacon. OneBeacon shall provide White Mountains with such information reasonably requested by White Mountains in a format to be chosen at White Mountains’ reasonable discretion.	Services will be charged out at the recipient’s pro rata share of Cost, including (for the avoidance of doubt) the Cost of any third-party consultants or agents.

(5) As reasonably requested, OneBeacon will provide or cause to be provided beneficial ownership information for all applicable current or former employees of OneBeacon that are Named Executive Officers of White Mountains for the purposes of preparing and filing White
Services will be charged out at the recipient’s pro rata share of Cost, including (for the avoidance of doubt) the Cost of any third-party consultants or agents.

11 Note to Draft: Date of the twelfth calendar day of the first month after the end of the fiscal quarter prior to the closing.

12 Note to Draft: Fiscal year of the closing.

13 Note to Draft: Date of the end of the fiscal quarter prior to the closing.

14 Note to Draft: Only applicable if the closing date is between the first and twelfth calendar days of the fiscal quarter.

Mountains’ preliminary and definitive proxy statement. OneBeacon shall provide White Mountains with such information reasonably requested by White Mountains in a format to be chosen at White Mountains’ reasonable discretion.

(6) Promptly after January 1, [●], OneBeacon will provide or cause to be provided any other information or financial results, including country-by-country information and financial results, that White Mountains is required to report by applicable law and that OneBeacon has provided White Mountains in prior periods, in a manner consistent with past practice.	Services will be charged out at the recipient’s pro rata share of Cost, including (for the avoidance of doubt) the Cost of any third-party consultants or agents.

OneBeacon shall certify in a manner consistent with past practice that the financial information entered into the PeopleSoft software by White Mountains, reflecting any customary or reasonable adjustments, restatements or reclassifications of the information provided by OneBeacon pursuant to Items (1) through (6) above made by White Mountains or its employees or agents, are consistent with and match the books and records of OneBeacon.

All financial information provided pursuant to Items (1) through (6) above shall be provided in accordance with US GAAP.

Business Insurance Policies

White Mountains and OneBeacon will cooperate in the settlement or allocation of any refunds, rebates, returned premiums or any other such payments received from third parties in connection with jointly purchased business insurance policies from third parties in effect on the date of this Agreement (including, without limitation, director and officer coverage and errors and omissions
Allocations of any refunds, rebates, returned premiums or any other such payments between the parties shall be made pursuant to Section 3.3(b) of the Agreement.

coverage).

Payment Agent Services[15]

[●]

Insurance Consulting Services

OneBeacon and Roy Dorval shall continue to provide corporate insurance administration services to White Mountains consistent with past practice.	Services will be charged out at the recipient’s pro rata share of Cost.

15 Note to Draft: To be updated. Parties will employ payment agent services to ensure that payments to third-parties that OneBeacon currently makes on behalf of White Mountains will be reimbursed during transitional period.

Exhibit C

FORM OF SECOND AMENDED AND RESTATED
 INVESTMENT MANAGEMENT AGREEMENT

WHITE MOUNTAINS ADVISORS LLC, a Delaware limited liability company (the “Advisor”), having an address at 200 Hubbard Road, Guilford, Connecticut 06437, and OneBeacon Insurance Group, Ltd., an exempted limited liability company organized under the laws of Bermuda (the “Client”), having an address at 605 North Highway 169, Plymouth, Minnesota 55441, and each affiliate company of the Client listed on Schedule B, and each having an address of 605 North Highway 169, Plymouth, Minnesota 55441, or which hereinafter becomes a party to this Agreement (each, an “Affiliated Company”, and collectively, the “Affiliated Companies”), hereby enter into this Second Amended and Restated Investment Management Agreement (this “Agreement”), dated as of [●], 20[●], and hereby amend and restate in its entirety the Amended and Restated Investment Management Agreement, dated December 23, 2014. The parties hereby agree that the Advisor shall act as discretionary advisor with respect to certain assets of the Client and the Affiliated Companies described below (the “Investment Account”) on the following terms and conditions:

1.            Investment Account. The Investment Account shall consist of the cash and securities of the Client and the Affiliated Companies managed by the Advisor pursuant to this Agreement.

2.            Authority. The Client and each Affiliated Company hereby appoint the Advisor as advisor for the portion of the Investment Account comprised of its investment assets. Except as may be separately agreed in writing among the Advisor, the Client and any Affiliated Company from time to time, the Advisor hereby agrees to direct the investments in the Investment Account in accordance with the investment guidelines agreed upon by the Client, each Affiliated Company and the Advisor from time to time (the “Standard Guidelines”). Any other agreement by the Advisor, and the Client or an Affiliated Company to manage investment assets in a manner deviating from the Standard Guidelines shall be in writing. The board of directors (or other similar governing body) of the Client and each Affiliated Company shall oversee the activities of the Advisor pursuant to this Agreement and shall retain ultimate authority over the Investment Account, in each case, in relation to their respective investment assets and shall monitor services annually for quality assurance. In addition, the Advisor agrees to provide treasury management advisory services specific to the Investment Account (“Treasury Management Services”), as directed by the Client or any Affiliated Company. The Treasury Management Services include, without limitation, (i) executing investment transactions to support short-term treasury cash requirements, (ii) settling inter-company and dividend treasury transactions with cash and securities, (iii) settling quarterly tax liability payments from the Investment Account, (iv) providing preliminary valuation for securities supporting treasury transactions, (v) assisting the Client or any Affiliated Company in evaluating securities lending programs administered by custodians designated by the Client or such Affiliated Company and acceptable to the Advisor, and (vi) collaborating with the Client or any Affiliated Company to provide treasury transaction support to custodians and accounting servicing providers designated by the Client or such Affiliated Company and acceptable to the Advisor.

3.            Advisor’s Discretionary Authority. Subject to Section 2, the Advisor shall have full discretion and authority as agent and attorney-in-fact for the Client and each Affiliated Company: (a) to make all investment decisions in respect of the Investment Account on behalf of the Client and the Affiliated Companies and, except as otherwise provided in this Agreement, at the sole risk of the Client and the Affiliated Companies; (b) to buy, sell, exchange, convert, liquidate or otherwise trade in respect of the Investment Account in any stock, bond or other security or investment, including without limitation private investment funds, hedge funds, and other pooled investment vehicles (such private investment funds, hedge funds, and other pooled investment vehicles collectively referred to as “Funds”); (c) to facilitate the subscription for, redemption or transfer of interests in Funds (including but not limited to performing such acts and executing such documents as may be necessary to subscribe or redeem interests in Funds); and (d) in furtherance of the foregoing, to do anything which the Advisor shall deem requisite, appropriate or advisable in connection therewith, including, without limitation, the placing of orders with respect to, and arrangement for, any of the foregoing, and the selection of such brokers, dealers, sub-advisors and others as the Advisor shall determine in its absolute discretion. The Advisor will be responsible for engaging, contracting with, monitoring and terminating sub-advisors; however no sub-advisor shall be given discretionary authority over the Investment Account without the prior approval of the Client, and to the extent affecting the investment assets of any Affiliated Company, such Affiliated Company.

4.            Liability. In the performance of its services, the Advisor will not be liable for any error in judgment or any acts or failures to act except those resulting from the Advisor’s gross negligence, willful misconduct or malfeasance. Nothing herein shall in any way constitute a waiver or limitation of any right of any person under any applicable U.S. federal or state securities laws. The Advisor shall have no responsibility or liability or whatsoever in respect of assets outside the Investment Account.

5.            Custody. Investment Account assets shall be held in one or more separately identified accounts in the custody of one or more banks, trust companies, brokerage firms or other entities designated by the Client and each Affiliated Company, and acceptable to the Advisor. The Advisor will communicate its investment purchase, sale and delivery instructions directly with the appropriate custodian or other qualified depository. The Client and each Affiliated Company shall be responsible for its respective custodial arrangements and the payment of all related custodial charges and fees, and the Advisor shall have no responsibility or liability with respect to custody arrangements or the acts, omissions or other conduct of the custodians.

6.            Brokerage. When placing orders for the execution of transactions for the Investment Account, the Advisor may allocate all transactions to such brokers or dealers, for execution on such markets, at such prices and commission rates, as are selected by the Advisor in its sole discretion. In selecting brokers or dealers to execute transactions, the

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Advisor need not solicit competitive bids and does not have an obligation to seek the lowest available commission cost. It is not the Advisor’s practice to negotiate “execution only” commission rates, and, in negotiating commission rates, the Advisor shall take into account the financial stability and reputation of brokerage firms and brokerage and research services provided by such brokers. The Client or any Affiliated Company may be deemed to be paying for research provided or paid for by the broker which is included in the commission rate although the Client or such Affiliated Company may not, in any particular instance, be the direct or indirect beneficiary of the research services provided. Research furnished by brokers may include, but is not limited to, written information and analyses concerning specific securities, companies or sectors, market, finance and economic studies and forecasts, certain financial publications, statistics and pricing services, discussions with research personnel, and certain software and data bases utilized in the investment management process. The Client and each Affiliated Company acknowledge that since commission rates are generally negotiable, selecting brokers on the basis of considerations which are not limited to applicable commission rates may at times result in higher transaction costs than would otherwise be obtainable.

The Advisor is hereby authorized to, and the Client and each Affiliated Company acknowledges that the Advisor may, aggregate orders on behalf of the Investment Account with orders on behalf of other clients of the Advisor. In such event, the allocation of the securities purchased or sold and the expenses incurred in the transaction shall be made in a manner that the Advisor considers to be fair and equitable to all of its clients, including the Client and the Affiliated Companies, and that is consistent with the allocation policies and procedures adopted and implemented by the Advisor, copies of which will be made available to clients upon request.

7.            Representations and Warranties.

(a)            The Client and each Affiliated Company represents, warrants and agrees that:

(i)            it has full legal power and authority to enter into this Agreement;

(ii)            the appointment of the Advisor hereunder is permitted by the Client’s or such Affiliated Company’s governing documents and has been duly authorized by all necessary corporate or other action;

(iii)            it will indemnify the Advisor and hold it harmless against any and all losses, costs, claims and liabilities which the Advisor may suffer or incur arising out of any material breach of its representations and warranties in this Section 7(a);

(iv)            it is not (a) an employee benefit plan, (b) an IRA, (c) a “benefit plan investor” subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or (d) an entity in which the participation by benefit plan investors is

“significant”, as those terms are defined in regulations issued by the U.S. Department of Labor; and

(v)           it understands that the Advisor will be relying upon the representations and information provided herein or in connection herewith by the Client and/or the Affiliated Companies in completing and entering into subscription agreements on behalf of the Investment Account.

(b)           The Advisor represents, warrants and agrees that:

(i)            it has full legal power and authority to enter into this Agreement;

(ii)           it is registered as an investment adviser with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

(iii)          entering into this Agreement is permitted by the Advisor’s governing documents and has been duly authorized by all necessary corporate or other action;

(iv)          it will indemnify the Client and each Affiliated Company and hold it harmless against any and all losses, costs, claims, and liabilities which the Client and/or such Affiliated Company may suffer or incur arising out of any material breach of any representations and warranties of the Advisor in this Section 7(b);

(v)           it has established Anti-Money Laundering Policy & Procedures pursuant to Section 352 of the USA Patriot Act; and

(vi)          it endeavors to value all securities at fair market value in a manner determined by the Advisor to be consistent with (1) its Valuations Policies and Procedures, as may be amended from time to time, and (2) industry practice. A copy of these policies and procedures is available to clients upon request. The Advisor will not serve as the official pricing agent with respect to the Investment Account but may provide recommendations regarding fair valuation, if the Client or an Affiliated Company so requests.

8.            Reports. The Advisor shall provide the Client and each Affiliated Company with reports on the status of the Investment Account on a monthly basis. The books and records of the Client and the Affiliated Companies shall include those books and records developed or maintained under or related to this Agreement. All such records maintained pursuant to this Agreement shall be subject to examination by the Client and, as it relates to its own investment assets, each Affiliated Company, and by persons authorized by it, or by appropriate governmental authorities, at all times upon reasonable notice. The Advisor shall provide copies of trade tickets, custodial reports and other records that the Client and/or any Affiliated Company shall reasonably require for accounting or tax purposes.

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9.            Management Fee, Treasury Management Fee and Expenses.

(a)            The Advisor will be paid a quarterly management fee and Treasury Management Fee (the “Management Fee”) for its investment advisory services and Treasury Management Services provided hereunder, determined in accordance with Schedule A to this Agreement. For purposes of Schedule A, the Management Fee shall be calculated treating the Investment Account as a single pool. The Management Fee shall be borne by the Client and the Affiliated Companies pro rata based on their respective Investment Account assets. During the term of this Agreement, the Management Fee shall be calculated in compliance with the NAIC Accounting Practices and Procedures Manual and billed and payable in arrears on a quarterly basis within sixty (60) days after the last day of each calendar quarter based upon the value of the Investment Account as of the last day of the said calendar quarter. The Management Fee shall be pro-rated for any partial quarter. Capital inflows and outflows will be time-weighted so that the Management Fee will be charged for only the period of time such assets are actually managed by the Advisor. In the event that the Management Fee is to be paid by the custodian out of the Investment Account, the Client and/or the relevant Affiliated Company will provide written authorization to the custodian.

(b)            The Client or an Affiliated Company shall be responsible for all expenses incurred directly in connection with transactions effected on behalf of the Client or such Affiliated Company pursuant to this Agreement. These expenses shall include but are not limited to (i) custodial fees; (ii) PAM accounting service fees, (iii) Charles River (or other) compliance service fees, (iv) investment expenses such as commissions, and (v) other expenses reasonably related to the purchase, sale or transmittal of Investment Account assets, provided that the Advisor shall be responsible for research fees and expenses. The Client is prohibited from advancing funds to the Advisor except to pay for services defined in this Agreement.

(c)            Sub-advisory management or performance fees (“Sub-advisor Fees”), if any, will be borne by the Client and/or the affected Affiliated Companies, as appropriate, provided that said fees have been approved in advance by the Client and/or the affected Affiliated Company. No Management Fee shall accrue on any assets with respect to which Sub-advisor Fees are paid. At the Advisor’s discretion, Sub-advisor Fees may be structured to be paid directly to the sub-advisor by the Client or Affiliated Companies or be paid by the Advisor and reimbursed by the Client or Affiliated Companies without any markup. Any Management Fees incurred in connection with transactions conducted by the Advisor with regard to interests in Funds will be borne by the Client or the affected Affiliated Companies.

10.            Confidential Relationship. All information and advice furnished by any party to another party pursuant to this Agreement shall be treated by the receiving party as confidential and shall not be disclosed to third-parties except as required by law.

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11.            Assignment. This Agreement may not be assigned (within the meaning of the Advisers Act) by any party without the written consent of the other party, and any assignment without such consent shall automatically cause the termination hereof.

12.            Directions to the Advisor. All directions by or on behalf of the Client or an Affiliated Company to the Advisor shall be in writing and may be delivered in any manner permitted by Section 16. The Advisor (i) shall be fully protected in relying upon any such writing that the Advisor believes to be genuine and to be signed or presented or sent by the proper person or persons (ii) shall be under no duty to make any investigation or inquiry as to any statement contained therein and (iii) may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

13.            Services to Other Clients. It is understood that the Advisor acts as investment advisor to other clients and may give advice and take action with respect to such clients that differs from the advice given or the action taken with respect to the Investment Account. Nothing in this Agreement shall restrict the right of the Advisor, its members, managers, officers, employees or affiliates to perform investment management or advisory services for any other person or entity, and the performance of such service for others shall not be deemed to violate or give rise to any duty or obligation to the Client and/or the Affiliated Companies.

14.            Investment by the Advisor for Its Own Account. Nothing in this Agreement shall limit or restrict the Advisor or any of its members, managers, officers, employees or affiliates from buying, selling or trading any securities for its or their own account or accounts. The Client and each Affiliated Company acknowledges that the Advisor and its members, managers, officers employees, affiliates and other clients may at any time have, acquire, increase, decrease or dispose of securities which are at or about the same time acquired or disposed of for the account of the Client or an Affiliated Company. The Advisor shall have no obligation to purchase or sell for the Investment Account or to recommend for purchase or sale by the Investment Account any security that the Advisor or its members, managers, officers, employees or affiliates may purchase or sell for itself or themselves or for any other client.

15.            Proxies. Subject to any other written instructions of the Client or any Affiliated Company, the Advisor is hereby appointed as the agent and attorney-in-fact of the Client and each Affiliated Company in its discretion to vote, convert or tender in an exchange or tender offer any securities in the Investment Account, to execute proxies, waivers, consents and other instruments with respect to such securities, to endorse, transfer or deliver such securities and to participate in or consent to any plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities. The Advisor shall not incur any liability to the Client or any Company Affiliate by reason of any exercise of, or failure to exercise, any such discretion.

16.            Notices. All notices and instructions with respect to securities transactions or any other matters contemplated by this Agreement shall be deemed duly given when

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actually received by the intended party in writing, via facsimile, or e-mail or by first-class mail to the following addresses: (a) if to the Advisor, at its address set forth above, Attention Chief Financial Officer, if by facsimile to 203.458.0754 and if by e-mail, mplourde@whitemountainsadvisors.com or (b) if to the Client or any Affiliated Company, at its address set forth above, attention Chief Financial Officer, if by facsimile to 888.340.6383, and if by email, pmcdonough@onebeacon.com. A copy of any notice sent to the Client pertaining to the amendment or termination of this Agreement shall be sent to 2020 Robert-Bourassa Boulevard, 6th floor, Montreal, Quebec, Canada, H3A 2A5, Attention: Frédéric Cotnoir, Senior Vice President, Legal and Corporate Services, if by facsimile to 514-842-6958 and if by e-mail, frederic.cotnoir@intact.net. Any of the Advisor, the Client or an Affiliated Company may change its physical address, facsimile number or e-mail address or specify a different manner of addressing itself by giving notice of such change in writing to the other party.

17.            Joining and Severing Affiliated Companies. From time to time while this Agreement remains in effect, the Client may cause any other of its affiliates to become an Affiliated Company hereunder by executing a written agreement among the Client, the Advisor and such affiliate in a form reasonably acceptable to each of them, after which the affiliate shall, for all purposes, be treated as an “Affiliated Company” hereunder, including, without limitation, granting the authorities, making the representations and warranties and accepting the obligations of an Affiliated Company in this Agreement. From time to time, the Client and/or the Advisor may sever any Affiliated Company from this Agreement by executing a written agreement among the Client, the Advisor and such Affiliated Company in a form reasonably acceptable to each of them, after which the Affiliated Company shall no longer be treated as being party to this Agreement. The Advisor will periodically update Schedule B to reflect the addition or removal of Affiliated Companies.

18.            Entire Agreement, Amendment. This Agreement sets forth the entire agreement of the parties with respect to management of the Investment Account, supersedes any previous Investment Management Agreement between the Advisor and the Client or any Affiliated Company and shall not be amended except by an instrument in writing signed by the parties hereto.

19.            Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of the same, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. All arbitration expenses shall be borne equally by the Advisor, on the one hand, and the Client and any affected Affiliated Company, on the other hand. Any arbitration proceeding arising under this Agreement will be conducted in the County of New York in the State of New York or such other location as the parties mutually agree.

20.            Termination. This Agreement shall terminate in its entirety on January 31, 2018 or earlier by the Client upon thirty (30) days’ prior written notice to the Advisor, provided that the Client shall honor any trades executed but not settled before the date of any such termination. Upon

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termination of this Agreement, (i) any accrued and unpaid Management Fee hereunder, (ii) accrued reimbursable expenses and (iii) any reasonable additional expenses incurred in closing out the Account shall be paid by the Client or the relevant Affiliated Company to the Advisor. Termination of this Agreement will not affect any accrued rights, indemnities, existing commitments or any contractual provisions intended to survive termination. The Advisor may direct the custodian to retain in the Investment Account to settle committed transactions.

21.            Receivership. If an Affiliated Company is placed in receivership under a state’s receivership law: (i) the rights of the Affiliated Company under the agreement extend to the receiver or the chief state insurance department official; and (ii) the books and records shall be subject to examination of the receiver or the chief state insurance department official immediately upon the receiver or the chief state insurance department official’s request. The Advisor does not have an automatic right to terminate the agreement if an Affiliated Company is placed in receivership under a state’s receivership law. The Advisor will continue to maintain systems, programs, or other infrastructure notwithstanding a seizure by the chief state insurance department official under a state’s receivership law and shall make them available to the receiver for as long as the Advisor continues to receive timely payment for the services rendered.

22.            Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) of the application of such provision to any other persons or circumstances.

23.            Governing Law. To the extent that the interpretation or effect of this Agreement shall depend on state law, this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

24.            Effective Date. This Agreement shall become effective on the first date written above.

25.            Receipt of Disclosure Statement. The Client and each Affiliated Company acknowledges receipt of a copy of Part II of the Advisor’s Form ADV in compliance with Rule 204-3(b) under the Advisers Act, more than 48 hours prior to the date of execution of this Agreement. The Advisor shall annually and without charge, upon request by the Client, deliver to the Client the current version of such form or a written document containing the information then required to be contained in such form.

26.            Counterparts. This Agreement may be executed in two counterparts, each one of which shall be deemed to be an original.

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IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

ADVISOR:	CLIENT:
WHITE MOUNTAINS ADVISORS LLC	ONEBEACON INSURANCE GROUP, LTD.
By:	By:
Print:	Print:
Title:	Title:

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AFFILIATED COMPANIES: MILL SHARES HOLDINGS (BERMUDA) LTD.

By:
Print:
Title:

WM BELVAUX (LUXEMBOURG) S.À R.L.

By:
Print:
Title:

ONEBEACON INSURANCE GROUP LLC

By:
Print:
Title:

ONEBEACON U.S. ENTERPRISES HOLDINGS, INC.

By:
Print:
Title:

ONEBEACON U.S. FINANCIAL SERVICES, INC.

By:
Print:
Title:

10

ONEBEACON U.S. HOLDINGS, INC.

By:
Print:
Title:

ATLANTIC SPECIALTY INSURANCE COMPANY

By:
Print:
Title:

HOMELAND INSURANCE COMPANY OF DELAWARE

By:
Print:
Title:

HOMELAND INSURANCE COMPANY OF NEW YORK

By:
Print:
Title:

OBI NATIONAL INSURANCE COMPANY

By:
Print:
Title:

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OBI AMERICA INSURANCE COMPANY

By:
Print:
Title:

ONEBEACON SELECT INSURANCE COMPANY

By:
Print:
Title:

ONEBEACON SPECIALTY INSURANCE COMPANY

By:
Print:
Title:

SPLIT ROCK INSURANCE, LTD.

By:
Print:
Title:

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SCHEDULE A

FEE SCHEDULE

1. Investment Account Assets Under Management	Annual Fee	Quarterly Fee
Investment Grade Fixed Income:
Up to $1 billion	10 bps	2.5 bps
$1 billion - $2 billion	8.5 bps	2.125 bps
$2 billion - $5 billion	7.5 bps	1.875 bps
Greater than $5 billion	2.5 bps	0.625 bps

Equities	100 bps	25 bps

Exchange Traded Funds (ETFs)	10 bps	2.5 bps

Hedge Funds	100 bps	25 bps

Private Equities:
First 2 Years of Fund’s Life (Committed)	100 bps	25 bps
Thereafter (Fair Value)	100 bps	25 bps

Affordable Housing Tax Credit Funds
First Year of Fund’s Life (Committed)	100 bps	25 bps
Thereafter (Fair Value)	10 bps	2.5 bps

2.
Treasury Management Services. The Advisor will be paid a quarterly fee for the treasury management services computed at the annual rate of 1.75 basis points (0.0175%) of the aggregate value of the net assets of the Client’s Investment Account.

SCHEDULE B

AFFILIATED COMPANIES

MILL SHARES HOLDINGS (BERMUDA) LTD.
WM BELVAUX (LUXEMBOURG) S.À R.L.
ONEBEACON INSURANCE GROUP LLC
ONEBEACON U.S. ENTERPRISES HOLDINGS, INC.
ONEBEACON U.S. FINANCIAL SERVICES, INC.
ONEBEACON U.S. HOLDINGS, INC.
ATLANTIC SPECIALTY INSURANCE COMPANY
HOMELAND INSURANCE COMPANY OF DELAWARE
HOMELAND INSURANCE COMPANY OF NEW YORK
OBI NATIONAL INSURANCE COMPANY
OBI AMERICA INSURANCE COMPANY
ONEBEACON SELECT INSURANCE COMPANY
ONEBEACON SPECIALTY INSURANCE COMPANY
SPLIT ROCK INSURANCE, LTD.

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